                                                             Exhibit 10.3

                           SECOND AMENDED AND RESTATED
                           FIRST LIEN CREDIT AGREEMENT

                          DATED AS OF DECEMBER 27, 2005

                                      AMONG

                         SKILLED HEALTHCARE GROUP, INC.,

                          SHG HOLDING SOLUTIONS, INC.,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                                 CREDIT SUISSE,
                AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT,

                                       AND

                                 CREDIT SUISSE,
                    AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1. DEFINITIONS...................................................      2
   1.1     Certain Defined Terms.........................................      2
   1.2     Accounting Terms; Utilization of GAAP for Purposes of
           Calculations Under Agreement..................................     36
   1.3     Other Definitional Provisions and Rules of Construction.......     36

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS....................     37
   2.1     Commitments; Making of Loans; the Register;
           Optional Notes................................................     37
   2.2     Interest on the Loans.........................................     45
   2.3     Fees..........................................................     49
   2.4     Repayments, Prepayments and Reductions of Revolving Loan
           Commitment Amount; General Provisions Regarding
           Payments; Application of Proceeds of Collateral and
           Payments Under Subsidiary Guaranty............................     50
   2.5     Use of Proceeds...............................................     60
   2.6     Special Provisions Governing Eurodollar Rate Loans............     60
   2.7     Increased Costs; Taxes; Capital Adequacy......................     62
   2.8     Statement of Lenders; Obligation of Lenders and Issuing
           Lenders to Mitigate...........................................     67
   2.9     Replacement of a Lender.......................................     68

SECTION 3. LETTERS OF CREDIT.............................................     69
   3.1     Issuance of Letters of Credit and Lenders' Purchase of
           Participations Therein........................................     69
   3.2     Letter of Credit Fees.........................................     72
   3.3     Drawings and Reimbursement of Amounts Paid Under Letters
           of Credit.....................................................     73
   3.4     Obligations Absolute..........................................     75
   3.5     Nature of Issuing Lenders' Duties.............................     76

SECTION 4. CONDITIONS TO EFFECTIVENESS AND REVOLVING LOANS
           AND LETTERS OF CREDIT.........................................     77
   4.1     Conditions to Effectiveness...................................     77
   4.2     Conditions to All Revolving Loans.............................     84
   4.3     Conditions to Letters of Credit...............................     85

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES......................     85
   5.1     Organization, Powers, Qualification, Good Standing,
           Business and Subsidiaries.....................................     85
   5.2     Authorization of Borrowing, etc...............................     86
   5.3     Financial Condition...........................................     88
   5.4     No Material Adverse Effect; No Restricted Junior Payments.....     88
   5.5     Title to Properties; Liens; Real Property; Intellectual
           Property......................................................     88
   5.6     Litigation; Adverse Facts.....................................     89
   5.7     Payment of Taxes..............................................     90
   5.8     Performance of Agreements.....................................     90
   5.9     Governmental Regulation.......................................     90
   5.10    Securities Activities.........................................     90
   5.11    Employee Benefit Plans........................................     91
   5.12    Certain Fees..................................................     91
   5.13    Environmental Protection......................................     91
   5.14    Employee Matters..............................................     92
   5.15    Solvency......................................................     92
   5.16    Matters Relating to Collateral................................     92
   5.17    Disclosure....................................................     94
   5.18    Subordinated Indebtedness.....................................     94
   5.19    Reporting to IRS..............................................     94
   5.20    Healthcare Matters............................................     94
   5.21    Reimbursement; Nongovernmental Payors.........................     95
   5.22    Foreign Assets Control Regulations, etc.......................     95
   5.23    Related Agreements............................................     95

SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS...............................     96
   6.1     Financial Statements and Other Reports........................     96
   6.2     Existence, Healthcare Authorizations, etc.....................    102
   6.3     Payment of Taxes and Claims; Tax..............................    102
   6.4     Maintenance of Properties; Insurance; Application of Net
           Insurance/ Condemnation Proceeds..............................    102

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   6.5     Inspection Rights; Lender Meeting.............................    104
   6.6     Compliance with Laws, etc.....................................    104
   6.7     Environmental Matters.........................................    104
   6.8     Execution of Subsidiary Guaranty and Personal
           Property Collateral Documents After the Effective Date........    106
   6.9     Matters Relating to Additional Real Property Collateral.......    107
   6.10    Interest Rate Protection......................................    108
   6.11    Deposit Accounts, Securities Accounts and Cash
           Management Systems; Government Reimbursement
           Deposit Accounts..............................................    108
   6.12    Ratings.......................................................    109

SECTION 7. NEGATIVE COVENANTS............................................    110
   7.1     Indebtedness..................................................    110
   7.2     Liens and Related Matters.....................................    112
   7.3     Investments; Acquisitions.....................................    113
   7.4     Contingent Obligations........................................    116
   7.5     Restricted Junior Payments....................................    117
   7.6     Financial Covenants...........................................    117
   7.7     Restriction on Fundamental Changes; Asset Sales...............    119
   7.8     Consolidated Capital Expenditures.............................    121
   7.9     Transactions with Shareholders and Affiliates.................    121
   7.10    Sales and Lease-Backs.........................................    122
   7.11    Conduct of Business...........................................    122
   7.12    Amendments of Documents Relating to Subordinated
           Indebtedness; Amendments or Waivers of Related
           Agreements; Designation of Designated Senior
           Indebtedness..................................................    122
   7.13    Fiscal Year...................................................    123
   7.14    Government Reimbursement Deposit Accounts.....................    123

SECTION 8. EVENTS OF DEFAULT.............................................    123
   8.1     Failure to Make Payments When Due.............................    123
   8.2     Default in Other Agreements...................................    124
   8.3     Breach of Certain Covenants...................................    124

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   8.4     Breach of Warranty............................................    124
   8.5     Other Defaults Under Loan Documents...........................    124
   8.6     Involuntary Bankruptcy; Appointment of Receiver, etc..........    125
   8.7     Voluntary Bankruptcy; Appointment of Receiver, etc............    125
   8.8     Judgments and Attachments.....................................    125
   8.9     Dissolution...................................................    126
   8.10    Employee Benefit Plans........................................    126
   8.11    Change in Control.............................................    126
   8.12    Invalidity of Loan Documents; Failure of Security;
           Repudiation of Obligations....................................    126
   8.13    Failure to Maintain Healthcare Authorizations.................    126
   8.14    Conduct of Business By Holdings...............................    127
   8.15    Amendment of Certain Documents of Holdings....................    127

SECTION 9. ADMINISTRATIVE AGENT AND COLLATERAL AGENT.....................    128
   9.1     Appointment...................................................    128
   9.2     Powers and Duties; General Immunity...........................    129
   9.3     Independent Investigation by Lenders; No Responsibility
           For Appraisal of Creditworthiness.............................    131
   9.4     Right to Indemnity............................................    131
   9.5     Resignation of Agents; Successor Administrative Agent,
           Collateral Agent and Swing Line Lender........................    132
   9.6     Collateral Documents, Subsidiary Guaranty and Termination
           of Intercreditor Agreement....................................    133
   9.7     Duties of Other Agents........................................    134
   9.8     Administrative Agent May File Proofs of Claim.................    134

SECTION 10. MISCELLANEOUS................................................    135
   10.1    Successors and Assigns; Assignments and Participations
           in Loans and Letters of Credit................................    135
   10.2    Expenses......................................................    140
   10.3    Indemnity.....................................................    140
   10.4    Set-Off.......................................................    142
   10.5    Ratable Sharing...............................................    142

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   10.6    Amendments and Waivers........................................    143
   10.7    Independence of Covenants.....................................    145
   10.8    Notices; Effectiveness of Signatures..........................    145
   10.9    Survival of Representations, Warranties and Agreements........    146
   10.10   Failure or Indulgence Not Waiver; Remedies Cumulative.........    146
   10.11   Marshalling; Payments Set Aside...............................    146
   10.12   Severability..................................................    146
   10.13   Obligations Several; Independent Nature of
           Lenders' Rights; Damage Waiver................................    147
   10.14   Release of Security Interest or Guaranty......................    147
   10.15   Applicable Law................................................    148
   10.16   Construction of Agreement; Nature of Relationship.............    148
   10.17   Consent to Jurisdiction and Service of Process................    148
   10.18   Waiver of Jury Trial..........................................    149
   10.19   Confidentiality...............................................    150
   10.20   Counterparts; Effectiveness...................................    151
   10.21   Amendment and Restatement; Releases...........................    151
   Signature Pages.......................................................    S-1

                                    EXHIBITS

I     FORM OF NOTICE OF BORROWING

II    FORM OF NOTICE OF CONVERSION/CONTINUATION

III   FORM OF REQUEST FOR ISSUANCE

IV    FORM OF TERM NOTE

V     FORM OF NOTICE OF PREPAYMENT

VI    FORM OF REVOLVING NOTE

VII   FORM OF SWING LINE NOTE

VIII  FORM OF COMPLIANCE CERTIFICATE

IX    FORM OF OPINION OF COMPANY COUNSEL

X     [INTENTIONALLY OMITTED]

XI    FORM OF ASSIGNMENT AGREEMENT

XII   FORM OF FINANCIAL CONDITION CERTIFICATE

XIII  FORM OF SUBSIDIARY GUARANTY

XIV   FORM OF SECURITY AGREEMENT

XV    FORM OF MORTGAGE

XVI   [INTENTIONALLY OMITTED]

XVII  FORM OF HOLDINGS SECURITY AGREEMENT

XVIII FORM OF RESTATEMENT CONSENT

                                    SCHEDULES

1.1  EXISTING MORTGAGED PROPERTIES

2.1  LENDERS' REVOLVING LOAN COMMITMENTS

4.1C CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

5.1  JURISDICTIONS OF ORGANIZATION; SUBSIDIARIES OF COMPANY

5.5B REAL PROPERTY

5.5C INTELLECTUAL PROPERTY

5.6  LITIGATION

5.11 CERTAIN EMPLOYEE BENEFIT PLANS

5.13 ENVIRONMENTAL MATTERS

7.1  CERTAIN EXISTING INDEBTEDNESS

7.2  CERTAIN EXISTING LIENS

7.3  CERTAIN EXISTING INVESTMENTS

7.4  CERTAIN EXISTING CONTINGENT OBLIGATIONS

                         SKILLED HEALTHCARE GROUP, INC.

             SECOND AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

          This SECOND AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT is dated as of December 27, 2005 and entered into by and among SKILLED HEALTHCARE GROUP, INC. (f/k/a Fountain View, Inc.), a Delaware corporation, SHG HOLDING SOLUTIONS, INC., a Delaware corporation ("HOLDINGS"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), and CREDIT SUISSE, Cayman Islands Branch (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch, "CS"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT") and as collateral agent for Lenders (in such capacity, "COLLATERAL AGENT").

                                    RECITALS

          WHEREAS, Company, Administrative Agent and certain lenders (the "EXISTING LENDERS") are party to the Existing First Lien Credit Agreement (capitalized terms used herein without definition are defined in subsection 1.1 of this Agreement);

          WHEREAS, Holdings and its direct wholly-owned Subsidiary, Merger Sub, have been formed by Onex for the purpose of acquiring all of the Equity Interests of Company;

          WHEREAS, on or before the Effective Date, Holdings will own all of the outstanding shares of capital stock of Merger Sub;

          WHEREAS, on or before the Effective Date, Onex and other investors will purchase all of the outstanding Equity Interests of Holdings;

          WHEREAS, on or before the Effective Date, Company will issue and sell up to $200,000,000 in aggregate principal amount of Senior Subordinated Notes, or if the Senior Subordinated Notes are not issued on the Effective Date, Company will borrow not less than $200,000,000 under the Bridge Facility;

          WHEREAS, on the Effective Date, Merger Sub will be merged with and into Company pursuant to the Acquisition Agreement and the Certificate of Merger, with Company being the surviving corporation in such merger;

          WHEREAS, in connection with the Acquisition, Company desires to (i) continue the Existing First Lien Credit Agreement and the loans and commitments thereunder, as amended and restated hereby, (ii) increase the Revolving Loan Commitment Amount; (iii) issue the Senior Subordinated Notes or, if Company does not issue the Senior Subordinated Notes, borrow money under the Bridge Facility;
(iv) repay in full all Indebtedness outstanding under the Existing Second Lien Credit Agreement with the proceeds from the issuance of the Senior Subordinated Notes or the Bridge Facility, as applicable, terminate the Existing Second Lien

Credit Agreement and release all Second Priority Liens and (v) consummate the Acquisition (the "TRANSACTIONS");

          WHEREAS, Company will continue to secure its Obligations hereunder and under the other Loan Documents and all of Company's Subsidiaries will continue to guarantee the Obligations of Company hereunder and under the other Loan Documents and to continue to secure such guarantees;

          WHEREAS, Holdings has agreed to grant to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its property, including a pledge of all of the Equity Interests of the Company; and

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Holdings, Existing Requisite Lenders, Increasing Revolving Lenders, New Revolving Lenders and Administrative Agent hereby consent to the Transactions and agree that the Existing First Lien Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 1. DEFINITIONS

     1.1  CERTAIN DEFINED TERMS.

          The following terms used in this Agreement shall have the following meanings:

          "ACCOUNT" means all present and future accounts, general intangibles, chattel paper, documents and instruments, as such terms are defined in the UCC, of Company or a Subsidiary of Company, including, without limitation, all obligations for the payment of money arising out of the sale, lease, license or other disposition of goods or other property or the rendering of services and all proceeds thereof.

          "ACKNOWLEDGMENT AND CONSENT" means the Acknowledgment and Consent delivered by Company and its Subsidiaries on the Closing Date, substantially in the form of Exhibit XVI attached hereto.

          "ACQUISITION" means the transactions contemplated by the Acquisition Agreement, including the Merger.

          "ACQUISITION AGREEMENT" means that certain Agreement and Plan of Merger by and among Company, Holdings, Merger Sub, Heritage Partners Management Company, LLP, as the agent for the Sellers, and Heritage Fund II, L.P., a Delaware limited partnership, and Heritage Investors II, L.L.C., a Delaware limited liability company, as the Warrantholders (as such term is defined in the Acquisition Agreement), dated as of October 22, 2005, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.12B.

          "ACQUISITION FINANCING REQUIREMENTS" means the aggregate of all amounts necessary (i) to finance the payment of all consideration payable under the Acquisition Agreement and (ii) to pay Acquisition Transaction Costs.

          "ACQUISITION RESERVE AMOUNT" means an amount equal to the excess of
(a) the face amount of the Senior Subordinated Notes issued on or before the Effective Date or, if the Senior Subordinated Notes are not issued on or before the Effective Date, the amount funded under the Bridge Facility over (b) $169,000,000.

          "ACQUISITION TRANSACTION COSTS" means the non-recurring direct or indirect fees, costs and expenses including any penalties or premiums payable by Company on, before or within sixty days after the Effective Date in connection with the Transactions in an amount not to exceed $20,000,000.

          "ADDITIONAL MORTGAGED PROPERTY" has the meaning set forth in subsection 6.9.

          "ADDITIONAL MORTGAGES" has the meaning set forth in subsection 6.9.

          "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

          "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

          "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

          "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "AGENTS" means Administrative Agent, Collateral Agent and Lead
Arranger.

          "AGREEMENT" means this Second Amended and Restated First Lien Credit Agreement dated as of December 27, 2005.

          "APPLICABLE MARGIN" means (a) with respect to any Term Loan, 1.75% per annum in the case of a Term Loan that is a Base Rate Loan and 2.75% per annum in the case of a Term Loan that is a Eurodollar Rate Loan and (b) with respect to any Revolving Loan, the rate per annum set forth in the table below under the caption "Applicable Margin for Eurodollar Rate Loans" or "Applicable Margin for Base Rate Loans", as the case may be, opposite the Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

                         Consolidated    Applicable Margin for   Applicable Margin for Base
                        Leverage Ratio   Eurodollar Rate Loans           Rate Loans
                        --------------   ---------------------   --------------------------
Greater than               3.50:1.00             2.75%                      1.75%

Equal to
or less than               3.50:1.00
but greater than           2.50:1.00             2.50%                      1.50%

Equal to
or less than               2.50:1.00
but greater than           1.50:1.00             2.25%                      1.25%

Equal to or less than      1.50:1.00             2.00%                      1.00%

; provided that until the delivery of financial statements pursuant to subsection 6.1(iv) and a Pricing Certificate pursuant to subsection 6.1(v), in each case covering the fiscal period ending on December 31, 2005 the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans shall be 2.75% per annum and the Applicable Margin for Revolving Loans that are Base Rate Loans shall be 1.75% per annum; provided further that upon delivery of each Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(v) covering any fiscal period ending after December 31, 2005 the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans and the Applicable Margin for Revolving Loans that are Base Rate Loans shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate; provided further that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Pricing Certificate was required to be delivered until the Business Day next succeeding delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

          "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

          "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of the Subsidiary Guarantors of (i) any of the Equity Interests of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $500,000 or less).

          "ASSIGNMENT AGREEMENT" means an Assignment and Assumption in substantially the form of Exhibit XI annexed hereto.

          "BANKRUPTCY CASES" means Case No. LA 01 39678BB through LA 01 39697BB and LA 01 45516BB, LA 01 45520BB and LA 01 45525BB, in the United States Bankruptcy Court for the Central District of California, Los Angeles Division, which were the bankruptcy proceeding related to Company and certain of its Subsidiaries.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "BASE RATE" means, at any time, the higher of (i) the Prime Rate or
(ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

          "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "BRIDGE FACILITY" means a senior subordinated increasing rate bridge loan facility in an original principal amount not to exceed $200,000,000 provided pursuant to the Bridge Loan Agreement.

          "BRIDGE LOAN AGREEMENT" means the Bridge Loan Agreement as in effect on the Effective Date and as such Bridge Loan Agreement may be amended from time to time thereafter to the extent permitted under subsection 7.12B.

          "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or California or is a day on which banking institutions located in New York, New York or Los Angeles, California are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CASH" means money, currency or a credit balance in a Deposit Account.

          "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) repurchase agreements with a term of not more than 30 days for the types of investments referred to in clause (i) or (ii) above with any Lender or any commercial bank referred to in clause (iv).

          "CERTIFICATE OF MERGER" means the Certificate of Merger as in effect on the Effective Date and as such certificate may be amended from time to time thereafter to the extent permitted under subsection 7.12B.

          "CHANGE IN CONTROL" means:

          (a) prior to an initial public offering of any of Holdings' Equity Securities, Permitted Holders shall cease to beneficially own and control at least 50% of the total voting power of the issued and outstanding shares of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings;

          (b) after an initial public offering of any of Holdings' Equity Securities, a Person, either individually or acting in concert with one or more other Persons, excluding Permitted Holders, shall beneficially own and control more than 30% of the total voting power of the issued and outstanding shares of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings, unless Permitted Holders shall beneficially own and control a greater percentage of such voting power of Holdings;

          (c) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; or

          (d) the occurrence of any "Change in Control" as defined in the Senior Subordinated Note Indenture.

          As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

          "CLASS", as applied to Lenders, means each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

          "CLOSING DATE" means June 15, 2005, the date on which the initial Loans were made.

          "CLOSING DATE MORTGAGED PROPERTIES" means collectively the Existing Mortgaged Properties.

          "CLOSING DATE MORTGAGES" means collectively the Existing Mortgages.

          "COLLATERAL" means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Security Agreement.

          "COLLATERAL AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Collateral Agent appointed pursuant to subsection 9.5A.

          "COLLATERAL DOCUMENTS" means the Security Agreement, the Foreign Pledge Agreements, the Deposit Account Instruction Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

          "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

          "COMMITMENTS" means the commitments of Lenders to make Revolving Loans and Swing Line Loans as set forth in subsections 2.1A and 3.3 and, to the extent applicable, the Term Loan Commitments.

          "COMPANY" means Skilled Healthcare Group, Inc., a Delaware corporation.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VIII annexed hereto.

          "COMPLIANCE PROGRAM" means a corporate compliance program that is modeled after the requirements of the Federal Sentencing Guidelines and is based upon the applicable OIG Compliance Program Guidance (for example, the OIG Compliance Program Guidance for Hospitals at 63 Fed. Reg. 8987 (Feb. 23, 1998)).

          "CONFIDENTIAL INFORMATION MEMORANDUM" means the Confidential Information Memorandum dated May 2005 prepared by Lead Arranger relating to the credit facilities evidenced by this Agreement.

          "CONFORMING LEASEHOLD INTEREST" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Administrative Agent and Collateral Agent (which writing has been delivered and is reasonably acceptable to Administrative Agent and Collateral Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to permit the encumbrance of the leasehold interest and the transfer of the leasehold interest in a foreclosure, to give Administrative Agent notice of default and a reasonable opportunity to cure and such other matters as Administrative Agent shall reasonable request which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

          "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures incurred in connection with (i) any Converted Capital Lease;
(ii) the exercise by any Loan Party of a purchase option under any lease with respect to any existing Facility; or (iii) any Permitted Acquisition. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in or sale of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

          "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense on Indebtedness of Company and its Subsidiaries for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

          "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination,
(i) the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP (excluding Cash and Cash Equivalents) plus (ii) Cash, Cash Equivalents and investments held in restricted accounts plus (iii) deposits made by Company and its Subsidiaries on Operating Leases and Capital Leases and other deposits made in the ordinary course of business plus (iv) investments in APS-Summit Care Pharmacy, LLC.

          "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, (i) the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Indebtedness that by its terms matures more than one year from the date of its creation and Capital Leases plus (ii) long term liabilities related to accrued insurance.

          "CONSOLIDATED EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash expenses (other than any such non-cash expense to the extent it represents an accrual of or reserve for cash expenditures in any future period), (vii) Consolidated Restructuring Costs, (viii) gains and losses from the sale of fixed assets, (ix) Existing Transaction Costs and Acquisition Transaction Costs, (x) Consolidated Financing Fees, (xi) customary fees, costs and expenses incurred in connection with any equity or debt offering, Investment, recapitalization or Indebtedness (in each case, as permitted by this Agreement) or in connection with the consummation of Permitted Acquisitions, (xii) fees and expenses in connection with the exchange of the Senior Subordinated Notes for registered notes with identical terms as contemplated by the Senior Subordinated Notes Indenture, (xiii) costs and expenses incurred in connection with the establishment and initial implementation of policies and procedures for complying with the Sarbanes-Oxley Act of 2002; provided that the aggregate amount of such costs and expenses included pursuant to this clause (xiii) shall not exceed $2,500,000 in the aggregate, (xiv) other non-recurring or extraordinary costs and expenses (including, without limitation, non-recurring startup losses incurred in connection with Permitted Acquisitions or initial opening of facilities), and costs attributable to discontinued operations (including, without limitation, operations disposed of during such period, whether or not such operations were classified as discontinued) incurred in such period, provided that the aggregate amount of such costs included pursuant to this clause (xiv) shall not exceed $3,500,000 in any one Fiscal Year, and (xv) management fees paid to Onex or any Affiliate of Onex, to the extent such fees are permitted to be paid pursuant to subsection 7.9, but only, in the case of clauses (ii)-(xv), to the extent included in the calculation of Consolidated Net Income, less non-cash income added in the calculation of Consolidated Net Income (other than any such non-cash income to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

          "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments),
(b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) taxes based on income of Company and its Subsidiaries and paid in cash during such period, (e) Consolidated Restructuring Costs paid in cash, (f) Investments made in cash during such period and permitted pursuant to subsection 7.3(vi) or 7.3(vii) net of proceeds of any related financings, (g) cash paid by Holdings or any of its Subsidiaries upon the exercise of a purchase option under any lease with respect to any existing Facility, (h) cash paid by Holdings to repurchase Equity Interests, to the extent permitted pursuant to subsection 7.5(ii)(d), and (i) the amounts described in clauses (ix) through (xv) of the definition of "Consolidated EBITDA" to the extent paid in cash in such period and included in Consolidated EBITDA for such period.

          "CONSOLIDATED FINANCING FEES" means any amounts referred to in subsection 2.3 of this Agreement, or the corresponding provisions of the Original First Lien Credit Agreement, the Original Second Lien Credit Agreement, the Existing First Lien Credit Agreement or the Existing Second Lien Credit Agreement, in each case only to the extent paid in cash.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 paid to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any Consolidated Financing Fees.

          "CONSOLIDATED LEVERAGE RATIO" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such day to (ii) Consolidated EBITDA, calculated on a Pro Forma Basis, for the consecutive four Fiscal Quarters ending on such day. With respect to periods on or prior to five Business Days following the earlier of (A) the date on which the acquisition permitted pursuant to subsection 7.3(xiii) is consummated and (B) March 31, 2006, the foregoing ratio shall be calculated by subtracting from Consolidated Total Debt the lesser of (X) all Cash and Cash Equivalents held by any Loan Party subject to a First Priority Lien in favor of the Collateral Agent and (Y) the Acquisition Reserve Amount.

          "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company or APS - Summit Care Pharmacy L.L.C., a Delaware limited liability company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or losses.

          "CONSOLIDATED RESTRUCTURING COSTS" means, for any period, restructuring and/or reorganization costs related to the Bankruptcy Cases incurred by Company and its Subsidiaries during such period, calculated in accordance with GAAP; provided that the aggregate amount of such costs for any consecutive four Fiscal Quarter period shall not exceed $1,000,000.

          "CONSOLIDATED REVENUES" means, for any period, an amount equal to the revenues of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, for purposes of such determination, the revenues of any Permitted Acquisition made during such period shall be determined on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of such period.

          "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the sum of the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

          "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

          "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "CONTINUING MEMBER" means, as of any date of determination any member of the Governing Body of Holdings who (i) was a member of such Governing Body on the Effective Date, (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Effective Date or whose nomination or election was previously so approved or (iii) was nominated by a Permitted Holder.

          "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its material properties is bound or to which it or any of its material properties is subject.

          "CONTROL AGREEMENT" means an agreement, reasonably satisfactory in form and substance to Administrative Agent and Collateral Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary.

          "CONVERTED CAPITAL LEASE" means a Capital Lease that was converted from an Operating Lease (whether such conversion occurs as the result of an amendment or modification of an existing Operating Lease or of a Loan Party entering into a new lease with respect to any existing Facility).

          "CS" has the meaning assigned to that term in the introduction to this Agreement.

          "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

          "DEFAULTING REVOLVING LENDER" means any Revolving Lender that fails to
(i) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b), (ii) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), (iii) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (iv) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C

          "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

          "DEPOSIT ACCOUNT INSTRUCTION AGREEMENT" means an agreement, which may be terminated upon reasonable notice to Collateral Agent, reasonably satisfactory in form and substance to Administrative Agent and Collateral Agent and executed by Company or a Subsidiary of Company and the financial institution at which a Government Reimbursement Deposit Account is maintained, pursuant to which such financial institution agrees that it will, on a daily basis (or such other periodic basis as may be reasonably acceptable to Collateral Agent), transfer, without further instruction from Company or any such Subsidiary, all funds that at such time are on deposit in such Government Reimbursement Deposit Account to a Deposit Account specified in such agreement, which Deposit Account is subject to a Control Agreement.

          "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

          "DOMESTIC SUBSIDIARY" means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

          "DRAWING DATE" has the meaning assigned to that term in subsection
3.3B.

          "DRAWING NOTICE" has the meaning assigned to that term in subsection 3.3B.

          "EFFECTIVE DATE" has the meaning set forth in subsection 4.1.

          "ELIGIBLE ASSIGNEE" means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

          "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

          "EQUITY INTERESTS" means the capital stock of or other equity interests in a Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          "ERISA AFFILIATE", as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure of Company, any of its Subsidiaries or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure of Company, any of its Subsidiaries or any of their respective ERISA Affiliates to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure of Company, any of its Subsidiaries or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, respectively; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would constitute grounds for the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan if there is any direct or indirect liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, respectively, or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if there is any liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates therefor; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan (other than a Multiemployer Plan) intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under
Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (ix) the imposition of a Lien on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

          "EURODOLLAR RATE" means, for any Interest Rate Determination Date, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum obtained by dividing (i) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rate for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the "Eurodollar Rate" shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D). Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

          "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

          "EVENT OF DEFAULT" means each of the events set forth in Section 8.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "EXCLUDED TAX" means, in the case of a Lender or Administrative Agent,
(i) taxes that are imposed on the overall net income or net profits (including franchise or other similar taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender or Administrative Agent is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender or Administrative Agent and such jurisdiction (other than any such connection arising solely from such Lender or Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender or Administrative Agent is located.

          "EXISTING FIRST LIEN CREDIT AGREEMENT" means the Amended and Restated First Lien Credit Agreement, dated as of June 15, 2005, as amended to the date hereof, by and among Company, the financial institutions party thereto as lenders, Wells Fargo Foothill, Inc., as syndication agent, CapitalSource Finance LLC, as documentation agent, and CS, as administrative agent and collateral agent.

          "EXISTING FIRST LIEN LOAN DOCUMENTS" means the "Loan Documents" as defined in the Existing First Lien Credit Agreement.

          "EXISTING LENDERS" has the meaning assigned to that term in the recitals to this Agreement.

          "EXISTING MORTGAGE" means each Mortgage executed in connection with the Existing First Lien Credit Agreement encumbering an Existing Mortgaged Property.

          "EXISTING MORTGAGED PROPERTIES" means collectively Existing Mortgages encumbering the Real Property Assets listed in Schedule 1.1.

          "EXISTING REQUISITE LENDERS" means Existing Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

          "EXISTING SECOND LIEN CREDIT AGREEMENT" means the Amended and Restated Second Lien Credit Agreement, dated as of June 15, 2005, as amended to the date hereof, by and among Company, the financial institutions from time to time party thereto as lenders and CS, as syndication agent, administrative agent and collateral agent.

          "EXISTING TRANSACTION COSTS" means the fees, costs and expenses including any penalties or premiums payable by Company on or before the Closing Date, in an aggregate amount not to exceed $15,000,000, in connection with the refinancing of Company's indebtedness using the proceeds of the Existing First Lien Credit Agreement and the Existing Second Lien Credit Agreement, redemption of the Series A Preferred Stock of Company (as defined in the Existing First Lien Credit Agreement) and issuance of a dividend to the holders of capital stock of Company using the proceeds of the Existing First Lien Credit Agreement, the Existing Second Lien Credit Agreement and existing Cash of Company.

          "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

          "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xiii).

          "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 7.2A (excluding Liens described in clause (vii) thereof)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

          "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

          "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

          "FLOOD HAZARD PROPERTY" means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          "FOREIGN PLEDGE AGREEMENT" means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Equity Interests of one or more Foreign Subsidiaries organized in such country, in form and substance reasonably satisfactory to Administrative Agent.

          "FOREIGN SUBSIDIARY" means any Subsidiary of Company that is not a Domestic Subsidiary.

          "FUND" means any Person (other than a natural Person) that is (or will be) engaged primarily in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "FUNDING AND PAYMENT ACCOUNT" means the account specified in the payment instructions appearing below Administrative Agent's signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

          "FUNDING AND PAYMENT OFFICE" means the office of Administrative Agent located at Eleven Madison Avenue, New York, New York 10010 or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

          "FUNDING DATE" means the date of funding of a Loan.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity.

          "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

          "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

          "GOVERNMENT REIMBURSEMENT DEPOSIT ACCOUNT" means a Deposit Account into which proceeds of receivables from Government Reimbursement Programs are deposited.

          "GOVERNMENT REIMBURSEMENT PROGRAM" means (i) the Medicare program established under the Title XVIII of the Federal Social Security Act, the Federal Employees Health Benefit Program under 5 U.S.C. Sections 8902 et seq., the TRICARE program established by the Department of Defense under 10 U.S.C. Sections 1071 et seq. or the Civilian Health and Medical Program of the Uniformed Services under 10 U.S.C. Sections 1079 and 1086, (ii) the Medicaid program of any state or the District of Columbia acting pursuant to a health plan adopted pursuant to title XIX of the Federal Social Security Act or (iii) any agent, administrator intermediary or carrier for any of the foregoing.

          "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          "HEALTHCARE AUTHORIZATIONS" means any and all Governmental Authorizations and permits, licenses, authorizations, certificates, certificates of need, accreditations and plans of third-party accreditation agencies (such as the Joint Commission on Accreditation of Healthcare Organizations) and Nongovernmental Payors (i) necessary to enable Company or any of its Subsidiaries to engage in the Healthcare Service Business, participate in and receive payment under Government Reimbursement Programs and plans of Nongovernmental Payors or otherwise continue to conduct its business as it is conducted on the Effective Date or (ii) required under any Law relating to any Government Reimbursement Program or Law applicable to HMOs, healthcare-related insurance companies, or Persons engaged in the Healthcare Service Business.

          "HEALTHCARE REGULATIONS" means any and all current or future Laws relating to HMOs, healthcare service providers, Government Reimbursement Programs, Persons engaged in the Healthcare Service Business, healthcare-related insurance companies, or any other similar Person and any rule, regulation, directive, order or decision promulgated or issued pursuant thereto. Healthcare Regulations shall include the Food, Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.), the federal anti-kickback statute (42 U.S.C. Section 1320a-7b), the False Claims Act (31 U.S.C. Sections 3729 et seq.), the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191, 110 Stat. 1936
(1996)) and the federal physician self-referral laws (42 U.S.C. Section 1395nn).

          "HEALTHCARE SERVICE BUSINESS" means a business, the majority of whose revenues are derived from providing or arranging to provide or administering, managing or monitoring healthcare services, long-term care or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

          "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          "HMO" means any person doing business as a health maintenance organization (or required to qualify or be licensed as such) under applicable Healthcare Regulations.

          "HOLDINGS" has the meaning assigned to that term in the introduction to this Agreement.

          "HOLDINGS CERTIFICATE OF DESIGNATIONS" means the provisions of Holdings' Restated Certificate of Incorporation or Certificate of Designations, Preferences, Restrictions and Rights of Preferred Stock, as applicable, relating to the Holdings Preferred Stock, as in effect on the Effective Date.

          "HOLDINGS COMMON STOCK" means the common stock of Holdings.

          "HOLDINGS PREFERRED STOCK" means the 8.0% Accreting Preferred Stock of Holdings, par value $0.01 per share, with a liquidation preference of $10,000 per share and with the other terms set forth in the Holdings Certificate of Designations.

          "HOLDINGS SECURITY AGREEMENT" means the Security Agreement executed and delivered by Holdings on the Effective Date, substantially in the form of
Exhibit XVII annexed hereto.

          "INCREASED REVOLVING LOAN COMMITMENT" means the $25,000,000 of increased Revolving Loan Commitments effected pursuant to this Agreement.

          "INCREASING REVOLVING LENDERS" means those Existing Lenders with Revolving Loan Commitments under the Existing First Lien Credit Agreement that have agreed to accept a portion of the Increased Revolving Loan Commitment.

          "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that for purposes of this definition the Holdings Preferred Stock shall not constitute Indebtedness. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

          "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

          "INDEMNIFIED TAX" means any Tax other than an Excluded Tax.

          "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

          "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

          "INTERCREDITOR AGREEMENT" means the Amended and Restated Intercreditor Agreement, dated as of June 15, 2005, by and among Company, the Subsidiary Guarantors, Collateral Agent and the Second Lien Collateral Agent.

          "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December of each year, commencing with September 30, 2005, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

          "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

          "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

          "INTEREST RATE DETERMINATION DATE", with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of the Subsidiary Guarantors, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original amount of any such Investment).

          "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

          "IP FILING OFFICE" means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

          "ISSUING LENDER", with respect to any Letter of Credit, means the Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

          "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

          "LANDLORD CONSENT AND ESTOPPEL", with respect to any Leasehold Property, means a letter, certificate or other instrument in writing from the lessor under the related lease, reasonably satisfactory in form and substance to Administrative Agent and Collateral Agent.

          "LAW" means any constitutional provision, statute or other law, code, ordinance, rule, regulation, Governmental Authorization or interpretation of any Governmental Authority or any decree, decision, notice, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority.

          "LEAD ARRANGER" means CS in its capacity as sole lead arranger and sole bookrunner.

          "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property.

          "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

          "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company or any Subsidiary of Company pursuant to subsection 3.1.

          "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

          "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, call, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "LOAN" or "LOANS" means one or more Term Loans and one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

          "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty, the Collateral Documents, the Acknowledgment and Consent, the Restatement Consent and all amendments, waivers and consents relating thereto.

          "LOAN PARTY" means each of Holdings, Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

          "MANAGEMENT EXCHANGE AGREEMENTS" means the agreement or agreements dated on or prior to the Effective Date between Holdings and those members of management of Company with respect to exchanging Equity Interests of Company for Equity Interests of Holdings, in each case as in effect on the Effective Date.

          "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings, Company and its Subsidiaries taken as a whole or (ii) the impairment in any material respect of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

          "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property (i) with annual rent payable thereunder of $350,000 or more or (ii) with respect to which both the lessor and lessee are Loan Parties.

          "MATERIAL SUBSIDIARY" means (a) each Subsidiary of Company that (i) for the most recent Fiscal Year accounted for more than 3% of the Consolidated Revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 3% of the consolidated assets of Company and its Subsidiaries or (b) any Subsidiaries of Company which, in the aggregate, (i) for the most recent Fiscal Year accounted for more than 5% of the Consolidated Revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, were the owners of more than 5% of the consolidated assets of Company and its Subsidiaries.

          "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT" has the meaning assigned to that term in subsection 7.8.

          "MERGER" means the merger of Merger Sub with and into Company in accordance with the terms of the Acquisition Agreement and the Certificate of Merger, with Company being the surviving corporation.

          "MERGER SUB" means SHG Acquisition Corp., a Delaware corporation.

          "MOODY'S" means Moody's Investor Services, Inc. or any successor thereto.

          "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XV annexed hereto or in such other form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be reasonably recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. "MORTGAGES" means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

          "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA and is subject to Title IV of ERISA.

          "NET ASSET SALE PROCEEDS", with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or an Affiliate of any Affiliate of a Loan Party.

          "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Company or any of its Domestic Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any bona fide direct costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, including (x) income taxes reasonably estimated to be realized within two years of the date of such adjustment or settlement as a result of any gain recognized in connection therewith and (y) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (A) secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such adjustment or settlement and (B) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or an Affiliate of any Affiliate of a Loan Party.

          "NET SECURITIES PROCEEDS" means Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Equity Interests of or incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Equity Interests of Holdings.

          "NEW REVOLVING LENDERS" means those Revolving Lenders without a Revolving Loan Commitment under the Existing First Lien Credit Agreement that have agreed to accept a portion of the Increased Revolving Loan Commitment.

          "NONGOVERNMENTAL PAYORS" means third-party payors (other than the Government Reimbursement Programs) that reimburse providers for healthcare goods and services rendered in the Healthcare Service Business, such as private insurers and managed care organizations.

          "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

          "NOTES" means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

          "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit I annexed hereto.

          "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto.

          "NOTICE OF PREPAYMENT" means a notice substantially in the form of
Exhibit V annexed hereto.

          "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

          "OFFICER'S CERTIFICATE", as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

          "ONEX" means Onex Corporation, an Ontario corporation, and Onex Partners LP, a Delaware limited partnership.

          "OPERATING LEASE", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

          "ORIGINAL FIRST LIEN CREDIT AGREEMENT" means the First Lien Credit Agreement, dated as of July 22, 2004, as amended to the date hereof, by and among Company, the financial institutions from time to time party thereto, Goldman Sachs Credit Partners L.P., as syndication agent, General Electric Capital Corporation and Wells Fargo Foothill, Inc., as co-documentation agents and CS, as administrative agent and collateral agent.

          "ORIGINAL SECOND LIEN CREDIT AGREEMENT" means the Second Lien Credit Agreement, dated as of July 22, 2004, by and among Company, the financial institutions from time to time party thereto, Goldman Sachs Credit Partners L.P., as syndication agent and CS, as administrative agent and collateral agent.

          "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

          "PATRIOT ACT" means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "PERMITTED ACQUISITION" means collectively, the acquisition of all or any portion of the business and assets, or all of the Equity Interests, of any Person which acquisition is permitted pursuant to clause (vi) or (xiii) of subsection 7.3.

          "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than thirty days or (b) for amounts that are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

          (iii) deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

          (v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

          (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

          (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

          (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

          (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (xi) Liens granted pursuant to the Collateral Documents;

          (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

          (xiii) Liens acceptable to Administrative Agent disclosed as exceptions to coverage in the final title policies and endorsements issued to Administrative

          Agent with respect to the Closing Date Mortgaged Properties and any Additional Mortgaged Properties.

          "PERMITTED HOLDERS" means (i) prior to the Effective Date, Heritage Funds II, L.P., Heritage Funds II, L.L.C. or any officer of any Loan Party or any of the Permitted Transferees of any of the foregoing Persons, or (ii) on and after the Effective Date, Onex or any officer of any Loan Party or any of the Permitted Transferees of any of the foregoing Persons referenced in this clause
(ii).

          "PERMITTED TRANSFEREES" means, with respect to any Person, (i) any Affiliate of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Company.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

          "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Security Agreement and any Foreign Pledge Agreement.

          "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "PRICING CERTIFICATE" means an Officer's Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

          "PRIME RATE" means the rate that CS announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CS or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

          "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

          "PRO FORMA BASIS" means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to
(a) the Transactions, (b) any proposed Permitted Acquisition, (c) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available and any related payment of Indebtedness or
(d) any incurrence of Indebtedness (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, and such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by the chief financial officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company or any of its Subsidiaries which shall be reformulated as if such Permitted Acquisitions or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred in connection therewith had been consummated and incurred at the beginning of such period.

          "PRO FORMA COMPLIANCE" means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in subsections 7.6A and 7.6B, as applicable, as of (unless otherwise specifically stated herein) (i) the last day of the most recently completed Fiscal Quarter, in the case of any event consummated after March 31, 2006, or
(ii) March 31, 2006, in the case of any event consummated on or prior to March 31, 2006, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

          "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.

          "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party in any real property.

          "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

          "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iii).

          "REGISTER" has the meaning assigned to that term in subsection 2.1D.

          "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

          "RELATED AGREEMENTS" means, collectively, the Acquisition Agreement, the Certificate of Merger, the Holdings Certificate of Designations, the Management Exchange Agreements, to the extent the Senior Subordinated Notes are issued, the Senior Subordinated Note Indenture and, to the extent the Bridge Facility is funded, the Bridge Loan Agreement.

          "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

          "RELEASEE" has the meaning assigned to that term in subsection 10.21B(iii).

          "RELEASOR" has the meaning assigned to that term in subsection 10.21B(iii).

          "REPRICING PREPAYMENT" has the meaning assigned to that term in subsection 2.2H.

          "REQUEST FOR ISSUANCE" means a request substantially in the form of
Exhibit III annexed hereto.

          "REQUISITE CLASS LENDERS" means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

          "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

          "RESTATEMENT CONSENT" means the Restatement Consent delivered by Holdings, Company and its Subsidiaries and Administrative Agent on the Effective Date, substantially in the form of Exhibit XVIII attached hereto.

          "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company of Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

          "REVOLVING LENDER" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

          "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

          "REVOLVING LOAN COMMITMENT AMOUNT" means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

          "REVOLVING LOAN COMMITMENT TERMINATION DATE" means June 15, 2010.

          "REVOLVING LOAN EXPOSURE", with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

          "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).


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

          "REVOLVING NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit VI annexed hereto.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          "SECOND LIEN COLLATERAL AGENT" has the meaning assigned to that term in the Intercreditor Agreement.

          "SECOND PRIORITY LIEN" has the meaning assigned to that term in the Intercreditor Agreement, such Liens being subject to the terms of the Intercreditor Agreement.

          "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "SECURITY AGREEMENT" means collectively (i) the Amended and Restated First Lien Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, and (ii) the Holdings Security Agreement.

          "SELLERS" means Company, all holders of Company Securities (as defined in the Acquisition Agreement), John King and Mark Wortley.

          "SENIOR SUBORDINATED NOTE INDENTURE" means the Indenture as in effect on the Effective Date and as such Indenture may be amended from time to time thereafter to the extent permitted under subsection 7.12A.

          "SENIOR SUBORDINATED NOTES" means the up to $200,000,000 in aggregate principal amount of Senior Subordinated Notes of Company issued pursuant to the Senior Subordinated Note Indenture.

          "SOLVENT", with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "STANDBY LETTER OF CREDIT" means any letter of credit or similar instrument other than a Commercial Letter of Credit.

          "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

          "SUBSIDIARY", with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

          "SUBSIDIARY GUARANTOR" means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

          "SUBSIDIARY GUARANTY" means the Amended and Restated First Lien Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XIII annexed hereto.

          "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

          "SWAP COUNTERPARTY" means a Lender or the Collateral Agent or an Affiliate of a Lender or the Collateral Agent that has entered into a Hedge Agreement with Company or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Subsidiary Guaranty.

          "SWING LINE FUNDING AND PAYMENT OFFICE" means the office of Swing Line Lender located at Eleven Madison Avenue, New York, New York 10010 or such other offices of Swing Line Lender as may from time to time be hereafter designated as such in a written notice delivered by Swing Line Lender to Company and each other Lender.

          "SWING LINE LENDER" means CS, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

          "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

          "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

          "SWING LINE NOTE" means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VII annexed hereto.

          "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or
(ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

          "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

          "TERM LOAN COMMITMENT" means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A, and "TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

          "TERM LOAN EXPOSURE", with respect to any Lender, means, as of any date of determination after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

          "TERM LOAN MATURITY DATE" means June 15, 2012.

          "TERM LOANS" means the Loans made by Lenders to Company referenced in subsection 2.1A.

          "TERM NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

          "TITLE COMPANY" means one or more title insurance companies reasonably satisfactory to Administrative Agent.

          "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

          "TRANSACTIONS" has the meaning assigned to that term in the recitals to this Agreement.

          "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "UNASSERTED OBLIGATIONS" means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

     1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

          Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii),
(iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi), if applicable). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent reconciliation statements provided for in subsection 6.1(vi).

     1.3  OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.


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

     C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, in each case which are not prohibited by this Agreement.

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

     2.1  COMMITMENTS; MAKING OF LOANS; THE REGISTER; OPTIONAL NOTES.

     A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Revolving Lender hereby severally agrees to make the Loans as described in subsections 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

          (i) Term Loans. Company and the Lenders that have Term Loan Exposure agree that the Term Loans advanced pursuant to the Existing First Lien Credit Agreement shall remain outstanding (subject to partial prepayment as contemplated by this Agreement). The original aggregate principal amount of Term Loans was $260,000,000. The amount of each Lender's Term Loan Exposure is set forth in the Register; provided that the amount of the Term Loan Exposure of each Lender shall be adjusted to give effect to any assignment of Term Loans pursuant to subsection 10.1B. Term Loans repaid or prepaid may not be reborrowed.

          (ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company Revolving Loans from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments. Proceeds of the Revolving Loans will be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment (after giving effect to this Agreement) is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $75,000,000 (reflecting the increase of $25,000,000 in the Revolving Loan Commitment Amount on the Effective Date); provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4 and shall be increased from time to time by the amount of any increases thereto made pursuant to subsection 2.1A(iv); provided further that no Revolving Loans shall be outstanding immediately prior to the Effective Date, and the amount of Revolving Loans made on the Effective Date may not exceed $5,000,000. Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date. Each Increasing Revolving Lender and each New Revolving Lender shall, on the Effective Date, purchase and assume from the existing Revolving Lenders outstanding Revolving Loans and participations in outstanding Letters of Credit so as to cause the amount of such Loans and participations in Letters of Credit held by each Lender to conform to its Pro Rata Share of the Revolving Loan Commitments (it being agreed that Administrative Agent shall have the right to unilaterally effect such purchases by either (i) collecting appropriate amounts from Increasing Revolving Lenders and New Revolving Lenders and distributing appropriate amounts to other Lenders and/or, (ii) with respect to any Revolving Loans to be funded on the Effective Date, adjusting the amount to be funded by each Revolving Lender, in each case in an amount sufficient to achieve such conformity).

          Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

          (iii) Swing Line Loans.

               (a) General Provisions. Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $15,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

               (b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 1:00 P.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

               (c) Swing Line Loan Assignments. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender to Administrative Agent who shall promptly notify the Revolving Lenders, each Revolving Lender shall deliver to Administrative Agent for the benefit of Swing Line Lender such amount in same day funds at the Funding and Payment Account. Without limiting the effect of the deemed assignment described in the preceding sentence, in order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly remit such payment to Administrative Agent for distribution to each such other Revolving Lender its Pro Rata Share of such payment.

               (d) Revolving Lenders' Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender's obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

          (iv) Increases of the Commitments. Company may, not more than five times on or after the Effective Date, increase, in a minimum amount of at least $30,000,000, at Company's request, the then effective aggregate principal amount of the Revolving Loan Commitments and/or Term Loan Commitments; provided that (1) the aggregate principal amount of the increases in the Revolving Loan Commitments and/or Term Loan Commitments pursuant to this subsection 2.1A(iv) shall not exceed $150,000,000, (2) such increases shall be for the purpose of funding Permitted Acquisitions or for general corporate purposes, (3) Company shall execute and deliver such documents and instruments and take such other actions as may be reasonably requested by Administrative Agent in connection with such increases and at the time of any such proposed increase, including the execution and delivery of any requested Mortgage amendments, (4) no Potential Event of Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase, (5) Company and its Subsidiaries shall be in Pro Forma Compliance with each of the financial covenants specified in subsection 7.6; (6) (i) the Term Loans made under this subsection 2.1A(iv) shall have a maturity date no earlier than June 15, 2012 and shall have a weighted average life to maturity no shorter than the Term Loans made under subsection 2.1A(i) of the Existing First Lien Credit Agreement and (ii) the Revolving Loan Commitments provided under this subsection 2.1A(iv) shall expire on the same date as the existing Revolving Loan Commitments under subsection 2.1A(ii), (7) if the weighted average interest rates applicable to the Term Loans or Revolving Loans made pursuant to this subsection 2.1A(iv) exceed the rates set forth in subsection 2.2 by more than 25 basis points, then the applicable interest rates set forth in subsection 2.2 shall increase by the amount necessary to reduce such difference to 25 basis points; (8) all other terms and conditions with respect to the Revolving Loan Commitments and/or Term Loans provided pursuant to this subsection 2.1A(iv) shall be satisfactory to Administrative Agent; and (9) the Revolving Loan Commitments (and related Revolving Loans) and Term Loans provided pursuant to this subsection 2.1A(iv) shall be permitted indebtedness under the Senior Subordinated Note Indenture or the Bridge Facility, as applicable, and shall constitute "Senior Indebtedness" (as defined in the Senior Subordinated Note Indenture or the definitive documents governing the Bridge Facility) for purposes of the Senior Subordinated Note Indenture or the Bridge Facility, as applicable. Any request under this subsection 2.1A(iv) shall be submitted by Company to Administrative Agent (which shall promptly forward copies to Lenders). Company may also, but is not required to, specify any fees offered to those Lenders (the

     "INCREASING LENDERS") which agree to increase the principal amount of their Revolving Loan Commitments and/or Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Loan Commitment and/or Term Loan Commitment, as applicable. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Loan Commitment and/or Term Loan Commitment. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Loan Commitments and/or Term Loan Commitments, as applicable, pursuant to this subsection 2.1A(iv). No Lender which declines to increase the principal amount of its Revolving Loan Commitment and/or Term Loan Commitment may be replaced in respect to its existing Revolving Loan Commitment and/or Term Loan Commitment, as applicable, as a result thereof without such Lender's consent.

     Each Increasing Lender shall as soon as practicable specify the amount of the proposed increase that it is willing to assume. Company may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with this subsection 2.1A(iv) (each such new lender being a "NEW LENDER"), which New Lenders may assume all or a portion of the increase in the aggregate principal amount of the applicable Revolving Loan Commitments and/or Term Loan Commitments. Company and Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Revolving Loan Commitments and/or Term Loan Commitments among Increasing Lenders and New Lenders.

     Subject to the foregoing, any increase requested by Company shall be effective upon delivery to Administrative Agent of each of the following documents: (i) an originally executed copy of an instrument of joinder signed by a duly authorized officer of each New Lender, in form and substance reasonably acceptable to Administrative Agent; (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to Administrative Agent, signed by a duly authorized officer of Company; (iii) an Officer's Certificate of Company, in form and substance reasonably acceptable to Administrative Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed Revolving Notes or Term Notes, as applicable, issued by Company in accordance with subsection 2.1E hereof; and (v) any other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent. Any such increase shall be in a principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume as increases to the principal amount of their Revolving Loan Commitments and/or Term Loan Commitments, as applicable plus
     (B) the principal amount offered by New Lenders with respect to the Revolving Loan Commitments and/or Term Loan Commitments, in either case as adjusted by Company and Administrative Agent pursuant to this subsection 2.1A(iv). Upon effectiveness of any such increase, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the increase in the Revolving Loan

     Commitments and/or Term Loan Commitments, as applicable. Notwithstanding anything to the contrary in subsection 10.6, Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increases pursuant to this subsection 2.1A(iv).

     B. BORROWING MECHANICS. Revolving Loans made as Base Rate Loans on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,000,000 and multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 1:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Swing Line Lender at the Swing Line Funding and Payment Office a duly executed Notice of Borrowing no later than 1:00 P.M. (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent (or in the case of Swing Line Loans, Swing Line Lender), as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent (or Swing Line Lender in the case of Swing Line Loans) on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender (including Swing Line Lender) shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent (or Swing Line Lender, as applicable) believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

          Company shall notify Administrative Agent (or, in the case of Swing Line Loans, Swing Line Lender) prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

     C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that (i) the failure of any Lender to make its Pro Rata Share of any Loan shall not relieve any other Lender of its obligations hereunder and (ii) neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder.

          Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan (other than Swing Line Lender in the case of a Swing Line Loan borrowing) of the proposed borrowing. Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Swing Line Lender shall make the amount of its Loan directly available to Company as provided below. Except as provided in subsection 2.1A(iii) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Effective Date) and 4.2 (in the case of all Loans), Administrative Agent or Swing Line Lender, as the case may be, shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or to be disbursed by Swing Line Lender, as applicable, to be credited to the account designated by Company in the applicable Notice of Borrowing.

          Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to

Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loans, Revolving Loans and Swing Line Loans of each Lender from time to time (the "REGISTER"). Company, Administrative Agent, Collateral Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

     E. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

     2.2  INTEREST ON THE LOANS.

     A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

          (i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

               (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin for Base Rate Loans; or

               (b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans.

          (ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

     B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

          (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

          (vi) no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans, unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

          (vii) there shall be no more than ten Interest Periods outstanding at any time; and

          (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

     C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

     D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans that are Base Rate Loans to Eurodollar Rate Loans in amounts equal to $2,000,000 and multiples of $500,000 in excess of that amount or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan or convert all or any portion of such Loan equal to $1,000,000 and multiples of $500,000 in excess of that amount to a Base Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

          Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 1:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand by Administrative Agent at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

     G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

     H. TERM LOAN REPRICING PROTECTION. In the event that, prior to the first anniversary of the Effective Date, any Lender with Term Loan Exposure receives a Repricing Prepayment (as defined below), then, at the time thereof, Company shall pay to such Lender a prepayment premium equal to 1.00% of the amount of such Repricing Prepayment. As used herein, with respect to any Lender with Term Loan Exposure, a "REPRICING PREPAYMENT" is the amount of principal of the Term Loans of such Lender that is either (a) prepaid by Company substantially concurrently with the incurrence by Holdings or any of its Subsidiaries of new term loans under this Agreement (or pursuant to any amendment, amendment and restatement or other modification of this Agreement) or under any new agreement that refinances any Term Loans, in either case, that have an interest rate margin lower than the interest rate margin then in effect for the Term Loans so prepaid or (b) received by such Lender as a result of the mandatory assignment of such Term Loans in the circumstances described in subsection 2.9 following the failure of such Lender to consent to an amendment of this Agreement that would have the effect of reducing the interest rate margin applicable to such Term Loans; provided however that such Repricing Prepayment shall not include any prepayment made in connection with a Change in Control resulting in (i) the repayment of all of the principal and interest due on Loans under this Agreement, (ii) the termination of all of the Revolving Loan Commitments under this Agreement and (iii) the payment of all other obligations due and owing under the Loan Documents.

     2.3  FEES.

     A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the date the Revolving Loan Commitments are terminated under this Agreement equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

          Consolidated              Commitment
         Leverage Ratio           Fee Percentage
         --------------           --------------
     greater than 2.50:1.00            0.50%
equal to or less than 2.50:1.00       0.375%

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing on September 30, 2005, and on the date the Revolving Loan Commitments are terminated under this Agreement; provided that until the delivery of financial statements pursuant to subsection 6.1(iv) and a Pricing Certificate pursuant to subsection 6.1(v), in each case covering the fiscal period ending on December 31, 2005, the applicable commitment fee percentage shall be 0.50% per annum. Upon delivery of each Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(v) covering any fiscal period ending after December 31, 2005, the applicable commitment fee percentage shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate; provided that if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

     B. OTHER FEES. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon.

     2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS OF REVOLVING LOAN COMMITMENT AMOUNT; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

     A. SCHEDULED PAYMENTS OF TERM LOANS.

          (i) Scheduled Payments of Term Loans. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

                       Scheduled
       Date            Repayment
       ----          ------------
December 31, 2005    $    650,000
March 31, 2006       $    650,000
June 30, 2006        $    650,000
September 30, 2006   $    650,000
December 31, 2006    $    650,000
March 31, 2007       $    650,000
June 30, 2007        $    650,000
September 30, 2007   $    650,000
December 31, 2007    $    650,000
March 31, 2008       $    650,000
June 30, 2008        $    650,000
September 30, 2008   $    650,000

                       Scheduled
       Date            Repayment
       ----          ------------
December 31, 2008    $    650,000
March 31, 2009       $    650,000
June 30, 2009        $    650,000
September 30, 2009   $    650,000
December 31, 2009    $    650,000
March 31, 2010       $    650,000
June 30, 2010        $    650,000
September 30, 2010   $    650,000
December 31, 2010    $    650,000
March 31, 2011       $    650,000
June 30, 2011        $    650,000
September 30, 2011   $    650,000
December 31, 2011    $    650,000
March 31, 2012       $    650,000
June 15, 2012        $242,450,000

     ; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

     B. PREPAYMENTS OF LOANS AND REDUCTIONS IN REVOLVING LOAN COMMITMENT AMOUNT.

          (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 1:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time, prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $250,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 1:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company compensates Lenders for all breakage costs resulting from such payment or conversion pursuant to subsection 2.6D. All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that in connection with the termination of all commitments under this Agreement and the repayment in full of all Obligations under this Agreement (including the cash collateralization of all Letters of Credit in an amount equal to 105% of the maximum amount which may be drawn thereunder), such repayment may be made conditional on the closing of the transaction from which the funds required for such repayment are to be received. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

          (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days' prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. The Notice of Prepayment shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company's notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Administrative Agent will promptly notify each Revolving Lender of such notice. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv). All written notices delivered pursuant to this subsection 2.4B(ii) shall be in the form of a Notice of Prepayment, all notices, whether written or telephonic, delivered pursuant to this subsection 2.4B(ii) shall be irrevocable and Company shall be bound to the termination or reduction of the Revolving Loan Commitments referenced in such notice; provided that in connection with the termination of all commitments under this Agreement and the repayment in full of all Obligations under this Agreement (including the cash collateralization of all Letters of Credit in an amount equal to 105% of the maximum amount which may be drawn thereunder), any related termination may be made conditional on the closing of the transaction from which the funds required for such repayment are to be received.

          (iii) Mandatory Prepayments. The Term Loans shall be prepaid and (subject to subsection 2.4B(iv)(b)), after the Term Loans have been paid in full, Revolving Loans shall be prepaid (but without a reduction of the Revolving Loan Commitments) and, after all Revolving Loans have been paid, outstanding Letters of Credit shall be Cash collateralized in an amount equal to 105% of the maximum amount which may be drawn thereunder, in each case in the amounts and under the circumstances (including the giving of the Notice of Prepayment and Officer's Certificate required by subsection 2.4B(iii)(g)), set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

               (a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the tenth Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds (provided that Company may defer making any such prepayment until the cumulative amount of such Net Asset Sale Proceeds to be applied to the prepayment of the Term Loans exceeds $1,500,000) or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer's Certificate setting forth that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries or in connection with Permitted Acquisitions within 270 days of such date of receipt, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds may be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof. In addition, to the extent that such Net Asset Sale Proceeds have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, Company shall make an additional prepayment of the Term Loans in an amount equal to such unapplied Net Asset Sale Proceeds.

               (b) Prepayments and Reductions from Net Insurance/Condemnation Proceeds. No later than the tenth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Term Loans pursuant to the provisions of subsection 6.4C, Company shall either (1) prepay the Term Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds (provided that Company may defer making any such prepayment until the cumulative amount of such Net Insurance/Condemnation Proceeds to be applied to the prepayment of the Term Loans exceeds $1,500,000) or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer's Certificate setting forth that portion of such Net

          Insurance/Condemnation Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries or in connection with Permitted Acquisitions within 270 days of such date of receipt, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purpose; provided, however, that, pending such portion of the Net Insurance/Condemnation Proceeds may be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof. In addition, to the extent that such Net Insurance/Condemnation Proceeds have not theretofore been applied to the Obligation or that have not been so reinvested as provided above, Company shall make an additional prepayment of the Term Loans in an amount equal to such unapplied Net Insurance/Condemnation Proceeds.

               (c) Prepayments and Reductions Due to Issuance of Equity Securities. No later than the tenth Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Equity Interests of Holdings or any of its Subsidiaries or from any capital contribution to Holdings or Company by any holder of Equity Interests thereof after the Closing Date, Company shall prepay the Term Loans in an aggregate amount equal to 50% of such Net Securities Proceeds other than (A) Net Securities Proceeds applied to repay the Bridge Facility, if any, or (B) Net Securities Proceeds resulting from the issuance of any Equity Securities of (i) Holdings to officers, directors and employees pursuant to any stock option plan or other similar incentive or compensation plans approved by Company's Board of Directors, (ii) any Subsidiary of Company to Company or any Subsidiary of Company,
          (iii) Holdings in connection with the Transactions or (iv) Holdings in connection with any capital contributions by any Permitted Holder of Equity Interests of Holdings (but not including an initial public offering); provided that to the extent the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter immediately preceding the date on which any Net Securities Proceeds are received is less than 3.00:1.00, the percentage of such Net Securities Proceeds required to be used to prepay the Term Loans pursuant to this subsection 2.4B(iii)(c) shall be 25%.

               (d) Prepayments and Reductions Due to Issuance of Indebtedness. No later than the tenth Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Term Loans in an aggregate amount equal to such Net Securities Proceeds.

               (e) Prepayments and Reductions from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ended December 31, 2006), Company shall, no later than 95 days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 50% of such Consolidated Excess

          Cash Flow; provided that for any Fiscal Year in which the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 3.00:1.00 the percentage of Consolidated Excess Cash Flow required to be used to prepay the Term Loans pursuant to this subsection 2.4B(iii)(e) shall be 25%.

               (f) Prepayment With Excess Acquisition Reserve Amounts. No later than the fifth Business Day following the earlier of (i) the date on which the acquisition permitted pursuant to subsection 7.3(xiii) is consummated and (ii) March 31, 2006, Company shall prepay the Term Loans in an aggregate amount equal to the amount of the excess, if any, of the Acquisition Reserve Amount over the actual amount of consideration paid and other expenses incurred by Company or any of its Subsidiaries in connection with Permitted Acquisitions consummated after the Effective Date but on or prior to March 31, 2006.

               (g) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Company shall provide Administrative Agent with not less than ten (or five in the case of a prepayment pursuant to subsection 2.4B(iii)(f)) Business Days' prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(f). Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice. Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender's Term Loans. Concurrently with any prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(f), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, Consolidated Excess Cash Flow or excess acquisition funds, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Term Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

               (h) Prepayments Due to Reductions of Revolving Loan Commitment Amount. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan

          Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Security Agreement, such amount may, at the request of Company, be released to Company.

          (iv) Application of Prepayments.

               (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable Notice of Prepayment; provided that all such voluntary prepayments shall, irrespective of any application specified by Company, first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to
          (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C; provided further that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Term Loans as specified by Company in the applicable Notice of Prepayment and if no application is specified, such voluntary prepayment shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A(i) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A(i).

               (b) Application of Mandatory Prepayments of Term Loans to the Scheduled Installments of Principal Thereof and to Revolving Loans and Cash Collateralization of Letters of Credit.

                    (1) Except as provided in subsection 2.4D, any mandatory
               prepayments of the Term Loans pursuant to subsections 2.4B(iii)(a)-(f) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A(i) as follows: (i) first in direct order of maturity against installments of principal due set forth in subsection 2.1A(i) within 12 months after the date of any such prepayment and (ii) thereafter on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A(i) that remains unpaid. Notwithstanding the foregoing, in the case of any mandatory prepayment of the Term Loans, Lenders of the Term Loans may waive the right to receive the amount of such mandatory prepayment by providing written notice to Administrative Agent of such waiver by 2:00 P.M. (New York City time) at least eight (or three in the case of a prepayment pursuant to subsection 2.4B(iii)(f)) Business Days prior to the date such mandatory prepayment is to be made. If any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender or Lenders shall be offered on a pro rata basis to each Lender that initially accepted such mandatory prepayment and such Lenders shall have the right to waive such additional mandatory prepayment offer by providing written notice to Administrative Agent of such waiver by 2:00 P.M. (New York City time) at least six (or two in the case of a prepayment pursuant to subsection 2.4B(iii)(f)) Business Days prior to the date such mandatory prepayment is to be made. If any Lender or Lenders that are offered such additional mandatory prepayment elect to waive the right to receive the amount of such additional mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Term Loans of such Lender or Lenders may be retained by Company.

                    (2) Notwithstanding the provisions in subsection 2.4B, after the Term Loans have been repaid in full, all mandatory prepayments (or the excess portion thereof if the Terms Loans are repaid in full in connection with a mandatory prepayment) shall be applied first to repay outstanding Revolving Loans to the full extent thereof (but without a reduction of the Revolving Loan Commitments), and second to Cash collateralize any outstanding Letters of Credit by depositing an amount equal to 105% of the maximum amount which may be drawn thereunder in the Collateral Account and amounts not applied in accordance with the foregoing may be retained by Company.

               (c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. In connection with any voluntary prepayments by Company pursuant to subsection 2.4B(i) and considering Term Loans and Revolving Loans being prepaid separately, any voluntary prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D. In connection with any mandatory prepayments by Company of the Term Loans pursuant to subsections 2.4B(iii)(a)-(f), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Rate Loans; provided that if no


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

          Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to subsection 2.4B(iv)(b), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

     C. GENERAL PROVISIONS REGARDING PAYMENTS.

          (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day at Administrative Agent's sole discretion. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

          (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares; provided, that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase an assignment of an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lenders due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C; provided further that any payments on the Revolving Loans remaining after the application of the foregoing proviso shall be allocated to each Revolving Lender, excluding Defaulting Revolving Lenders, in an amount equal to each such Revolving Lender's Pro Rata Share of the aggregate payments on the Revolving Loans prior to the application of the foregoing proviso and each Defaulting Revolving Lender shall be entitled to receive its Pro Rata Share of any such payments less the amount applied in


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

     accordance with the forgoing proviso attributable to such Defaulting Revolving Lender. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

          (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

          (v) Notation of Payment. Each Lender agrees that, before disposing of any Note held by it, or any part thereof (other than by granting participations therein), Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

     D. APPLICATION OF PROCEEDS OF COLLATERAL. (a) Upon acceleration of the Obligations pursuant to Section 8, all payments received by Administrative Agent or Collateral Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent or Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall be applied in full or in part by Administrative Agent, in the following order of priority:

          (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent or Collateral Agent in connection therewith, and all amounts for which Administrative Agent or Collateral Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent or Collateral Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent or Collateral Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

          (ii) thereafter, to the payment of all other Obligations (including the cash collateralization of any outstanding Letters of Credit in an amount equal to 105% of the maximum amount that may be drawn under such Letters of Credit) and obligations of


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

     Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty then owing for the ratable benefit of the holders thereof; and

          (iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     2.5  USE OF PROCEEDS.

     A. TERM LOANS. The proceeds of the Term Loans were applied by Company to fund the refinancing of certain indebtedness of Company, redemption of the Series A Preferred Stock of Company (as defined in the Existing First Lien Credit Agreement) and payment of a dividend to the holders of capital stock of Company and to pay certain transaction costs.

     B. REVOLVING LOANS; SWING LINE LOANS. The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes.

     C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

     2.6  SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

     B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by


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

telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

     C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender pursuant to


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

subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan,
(iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

     G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

     2.7  INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

     A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such


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

Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

          (i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

          (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, from time to time, within five Business Days after receipt from such Lender of the statement referred to in subsection 2.8A, Company shall pay such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder and any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts.

     B. TAXES.

          (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Indemnified Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:


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

               (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement within a reasonable time after Company becomes aware of it;

               (b) Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

               (c) if the Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

               (d) as soon as practicable after any payment of such Tax to a Governmental Authority, Company shall deliver to Administrative Agent and any affected party the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent and such affected party;

provided that no such additional amount shall be required to be paid to any Lender under this subsection 2.7B(ii) except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned herein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender in respect of payments to such Lender.

          (iii) Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this
     Section 2.7) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (iv) Evidence of Exemption from U.S. Withholding Tax.


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

               (a) Each Non-US Lender shall deliver to Administrative Agent and to Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be reasonably requested by Company or Administrative Agent, two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a form W-8BEN, and a certificate of such Lender certifying that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

               (b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be reasonably requested by Company or Administrative Agent, (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iv)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

               (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change


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

          in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

               (d) Company shall not be required to pay any additional amount to any Non-US Lender under subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iv)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iv); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iv)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iv)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iv)(a).

     C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such


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

reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts.

     D. TREATMENT OF CERTAIN REFUNDS. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this Section 2.7, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Company, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Company or any other Person.

     2.8 STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

     A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8C shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B. LIMITATION ON RECOVERY. Notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to compensate any Lender for compensation or reimbursement claimed pursuant to subsection 2.6D,
2.7 or 2.8C which relate to a period more than 180 days prior to the date of delivery of the statement under subsection 2.8A related to such compensation or reimbursement.

     C. MITIGATION. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and
(ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not


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otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8C unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

     2.9  REPLACEMENT OF A LENDER.

          If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a "NON-CONSENTING LENDER") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected and such amendment, modification or waiver has been approved by Requisite Lenders or a Lender becomes an Affected Lender (any such Lender, a "SUBJECT LENDER"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements reasonably acceptable to such Issuing Lender (such as a "back-to-back" letter of credit) are made) and (iii) if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8A and/or is unwilling to remedy its default upon five Business Days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, accrued interest, accrued fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8C (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee, if any, required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by


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the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

SECTION 3. LETTERS OF CREDIT

     3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

     A. LETTERS OF CREDIT. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the general corporate purposes of Company or a Subsidiary of Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $25,000,000;

          (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

          (iv) any Standby Letter of Credit issued for the purpose of supporting
     (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code);

          (v) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such


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     Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

          (vi) any Letter of Credit denominated in a currency other than Dollars.

     B. MECHANICS OF ISSUANCE.

          (i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 P.M. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

          Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

          (ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to


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     issue such Letter of Credit, notwithstanding the prior election of
     Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto. The Issuing Lender with respect to each Letter of Credit shall be required to issue such Letter of Credit notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by such Issuing Lender, when aggregated with such Issuing Lender's outstanding Revolving Loans and participations in Swing Line Loans, may exceed the amount of such Issuing Lender's Revolving Loan Commitment then in effect.

          (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

          (iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender's respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Administrative Agent shall notify each Revolving Lender in writing on a quarterly basis of the contents thereof.

     C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder. On the Effective Date, each Revolving Lender shall be deemed to and hereby agrees to have irrevocably purchased from the Issuing Lender a participation in all Letters of Credit outstanding on the Effective Date and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.


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     3.2  LETTER OF CREDIT FEES.

          Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

          (i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to a percentage per annum to be agreed upon by the Issuing Lender and Company of the daily amount available to be drawn under such Standby Letter of Credit (but not to exceed 0.125% per annum) and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the Applicable Margin for Eurodollar Rate Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of March, June, September and December of each year and on the date of termination of the Revolving Loan Commitments hereunder and computed on the basis of a 360-day year for the actual number of days elapsed;

          (ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to a percentage per annum to be agreed upon by the Issuing Lender and Company of the daily amount available to be drawn under such Commercial Letter of Credit (but not to exceed 0.125% per annum) and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the Applicable Margin for Eurodollar Rate Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each of March, June, September and December of each year and on the date of the termination of the Revolving Loan Commitments hereunder and computed on the basis of a 360-day year for the actual number of days elapsed; and

          (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) or clause (ii)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.


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     3.3  DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

     A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

     B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent (each such notice, a "DRAWING NOTICE") of the Business Day on which such drawing is to be or was honored (the "DRAWING DATE"), and Company shall reimburse such Issuing Lender on the date (the "REIMBURSEMENT DATE") determined as follows: (a) the Drawing Date, if the applicable Drawing Notice is received on or prior to 12:00 Noon (New York City time) on the Drawing Date or
(b) on the first Business Day following the date of delivery of the Drawing Notice, if the applicable Drawing Notice is received after 12:00 Noon (New York City time) on the Drawing Date, in each case, in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, unless Company shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York City time) on the Reimbursement Date that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Administrative Agent shall notify each Revolving Lender of such drawing and the amount thereof, and on the Reimbursement Date, the Revolving Lenders shall make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

     C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

          (i) Payment by Revolving Lenders. In the event that any Issuing Lender shall not have been reimbursed on the Reimbursement Date as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall notify each other Revolving Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender (other than such


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     Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars and in same day funds, at the Funding and Payment Account, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent and Administrative Agent shall make available to such Issuing Lender in Dollars in same day funds, at the office of such Issuing Lender on such Business Day, the aggregate amount of the participation payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent or Company to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which such participation payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

          (ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender's Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

     D. INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

          (i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the Drawing Date thereof to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the Drawing Date with respect to such payment to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365 or 366-day year, as the case may be, for the actual


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     number of days elapsed in the period during which it accrues and shall be payable on the Reimbursement Date and, if not so paid, shall be payable in accordance with subsection 2.2E.

          (ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Revolving Lender that paid such drawing, out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to the immediately preceding clause
     (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender's Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

     3.4  OBLIGATIONS ABSOLUTE.

          The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);


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          (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the applicable Issuing Lender to the beneficiary under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

          (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

          (vi) any breach of this Agreement or any other Loan Document by any party thereto;

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

     3.5  NATURE OF ISSUING LENDERS' DUTIES.

          As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit;
(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a


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Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4. CONDITIONS TO EFFECTIVENESS AND REVOLVING LOANS AND LETTERS OF CREDIT

     4.1  CONDITIONS TO EFFECTIVENESS.

          This Agreement shall become effective only upon the satisfaction of all of the following conditions precedent on or before February 10, 2006 (the date of satisfaction of such conditions being referred to herein as the "EFFECTIVE DATE"):

     A. LOAN PARTY DOCUMENTS. On or before the Effective Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Effective Date:

          (i) To the extent not delivered to Administrative Agent in connection with the Existing First Lien Credit Agreement, copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Effective Date;

          (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Effective Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

          (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;


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          (iv) Executed originals of this Agreement, the Holdings Security
     Agreement, the Restatement Consent and any other document to be executed by a Loan Party hereunder; and

          (v) Such other documents as Administrative Agent may reasonably request.

     B. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Effective Date referred to in subsection 2.3.

     C. CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT. The corporate organizational structure, capital structure and ownership of Holdings and its Subsidiaries, both before and after giving effect to the Acquisition shall be as set forth on Schedule 4.1C annexed hereto.

     D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 and in the other Loan Documents are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth in this subsection 4.1D shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

     E. FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS; FINANCIAL PLANS.

          (i) Financial Statements; Pro Forma Financial Statements. On or before the Effective Date, Lenders shall have received from Company (a) (1) audited financial statements of Company and its Subsidiaries for Fiscal Years 2002, 2003 and 2004, consisting of the consolidated balance sheet and the related consolidated statements of income and cash flows for such Fiscal Years, (2) unaudited financial statements of Company and its Subsidiaries for each Fiscal Quarter ending after December 31, 2004 but before 45 days prior to the Effective Date, and, consisting of the consolidated balance sheet and the related consolidated statements of income and cash flows for the applicable period ending the last day of such Fiscal Quarter and (3) unaudited financial statements of Company and its Subsidiaries for each calendar month ending after the last Fiscal Quarter for which financial statements are delivered pursuant to the foregoing clause (2) but before 30 days prior to the Effective Date, and, consisting of the consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the applicable period ending on the last day of each such calendar month, in


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     each case in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and such financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to Lead Arranger and
     (b) pro forma consolidated balance sheet of Holdings and its Subsidiaries and related pro forma consolidated statements of income as of and for the twelve-month period ending as of the most recent month ended at least 30 days prior to the Effective Date, prepared in accordance with GAAP and reflecting the consummation of the Transactions and payment of Acquisition Transaction Costs and the other transactions contemplated by the Loan Documents as if the Transactions and payment of Acquisition Transaction Costs had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and which shall not be materially inconsistent with the forecasts previously provided to Lead Arranger.

          (ii) Financial Plans. On or before the Effective Date, Lenders shall have received, a consolidated plan and financial forecast for Fiscal Years 2005 through 2012 and summary information for each Fiscal Quarter in Fiscal Years 2005 and 2006, including (a) forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (b) the amount of forecasted unallocated overhead for each such Fiscal Year, and
     (c) such other information and projections as any Lender may reasonably request, in each case, in form and substance reasonably satisfactory to Administrative Agent.

     F. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Latham & Watkins LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in
Exhibit IX annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

     G. SOLVENCY ASSURANCES. On the Effective Date, Administrative Agent shall have received an Officer's Certificate signed by the chief financial officer of Company dated the Effective Date, substantially in the form of Exhibit XII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Company and Subsidiary Guarantors on a consolidated basis will be Solvent.

     H. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that


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Collateral Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

     I. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations, Healthcare Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and the other transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Effective Date. Each such Governmental Authorization, Healthcare Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization, Healthcare Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any such action being taken or threatened by any competent Government Authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No such action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

     J. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

          (i) Stock Certificates and Instruments. To the extent not previously delivered to Collateral Agent, delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise reasonably satisfactory in form and substance to Collateral Agent) representing all certificated Equity Interests pledged pursuant to the Security Agreement and any Foreign Pledge Agreement (Administrative Agent and Lenders acknowledge that such pledge will not cover any Equity Interests in Fountain View Reinsurance, Inc.) and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

          (ii) UCC Financing Statements and Fixture Filings. To the extent not previously delivered to Collateral Agent, delivery to Collateral Agent of duly completed UCC financing statements and/or amendments thereto and, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent


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

     or Collateral Agent, desirable to perfect or continue the perfection of the security interests created in such Collateral pursuant to the Collateral Documents;

          (iii) Control Agreements. To the extent not previously delivered to Collateral Agent, delivery to Collateral Agent of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

     K. INTEREST RATE PROTECTION. Company shall have entered into one or more Interest Rate Agreements that result in at least (i) 30% if the Bridge Facility has been funded and the Senior Subordinated Notes have not been issued or (ii) 40% if the Senior Subordinate Notes have been issued, of the aggregate principal amount of its funded long-term Indebtedness of Company and its Subsidiaries being effectively subject to a fixed or a maximum interest rate for a term of at least three years, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent.

     L. PATRIOT ACT COMPLIANCE. At least five Business Days prior to the Effective Date, Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under the applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the Patriot Act and requested by Administrative Agent or any Lender.

     M. MATERIAL ADVERSE EFFECT. No event, change or condition shall have occurred since December 31, 2004 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the assets, properties, financial condition, business or results of operations of Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in the determination of whether such a material adverse effect has occurred: (i) any change resulting from conditions generally affecting any of the industries in which Company or any of its Subsidiaries operates or from changes in general business or economic conditions if, in each case, they do not have a disproportionate adverse effect on Company and its Subsidiaries, and (ii) any change resulting from the compliance by Company or any of its Subsidiaries with the terms of, or the taking of any action by Company or any of its Subsidiaries required by, the Acquisition Agreement.

     N. REPAYMENT OF INDEBTEDNESS UNDER EXISTING SECOND LIEN CREDIT AGREEMENT. On the Effective Date, Company and its Subsidiaries shall have (a) repaid in full all of the obligations under the Existing Second Lien Credit Agreement, including the payment of any prepayment premiums, (b) terminated any commitments to lend or make other extensions of credit thereunder and (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing the Existing Second Lien Credit Agreement. Administrative Agent shall have received an Officer's Certificate of Company to the effect of the foregoing.

     O. RATINGS. On or before the Effective Date, the credit facilities contemplated hereby shall have received ratings from both S&P and Moody's, such ratings shall remain in effect as of the Effective Date, and such ratings shall not have a negative outlook.


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     P. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

     Q. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS. To the extent such delivery is required pursuant to the applicable Related Agreement, Administrative Agent shall have received copies of each of the opinions of counsel delivered to the parties under the Related Agreements, together with a letter from each such counsel (to the extent not inconsistent with such counsel's established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders.

     R. PROCEEDS OF DEBT AND EQUITY CAPITALIZATION OF HOLDINGS AND COMPANY.

          (i) Debt and Equity Capitalization of Holdings. On or before the Effective Date, Onex and other investors shall have purchased all of the outstanding Equity Interests of Holdings.

          (ii) Debt and Equity Capitalization of Company. On or before the Effective Date, (a) Holdings shall have received, as common or preferred equity, from the sale of Holdings Equity Interests and from the exchange of Company Equity Interests for Holdings Equity Interests, an amount not less than $221,000,000, and 100% of the cash proceeds of such common or preferred equity shall be contributed to Merger Sub (b) Company shall have either (1) issued up to $200,000,000 in aggregate principal amount of Senior Subordinated Notes (provided that the aggregate principal amount of the Senior Subordinated Notes issued shall not be less than the amount necessary to repay in full all of the obligations under the Existing Second Lien Credit Agreement, including the payment of any prepayment premiums and provide sufficient proceeds to otherwise consummate the Transactions), or
     (2) borrowed not less than $200,000,000 under the Bridge Facility, and (c) all of the Company's Series A Preferred Stock (as defined in the Existing First Lien Credit Agreement) shall have been returned to the Company and cancelled.

          (iii) Use of Proceeds by Merger Sub and Company. Company and Merger Sub shall have provided evidence satisfactory to Administrative Agent that the proceeds of the debt and equity capitalization of Merger Sub and Company described in the immediately preceding clause (ii) have been irrevocably committed to the payment of a portion of the Acquisition Financing Requirements.

     S. RELATED AGREEMENTS

          (i) Approval of Certain Related Agreements. The Certificate of Merger, the Holdings Certificate of Designations, the Management Exchange Agreements and to the


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     extent the Senior Subordinated Notes are issued, the Senior Subordinated
     Note Indenture, and to the extent the Bridge Facility is funded, the Bridge Loan Agreement, shall each be reasonably satisfactory in form and substance to Administrative Agent.

          (ii) Related Agreements in Full Force and Effect. Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any material documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

     T. CONSUMMATION OF ACQUISITION.

          (i) All conditions to the Acquisition set forth in Article 5 of the Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed);

          (ii) The Acquisition shall have become or shall concurrently become effective in accordance with the terms of the Acquisition Agreement;

          (iii) The Merger shall have become or shall concurrently become effective in accordance with the terms of the Acquisition Agreement, the Certificate of Merger and the laws of the State of Delaware;

          (iv) Acquisition Transaction Costs shall not exceed $20,000,000, and Administrative Agent shall have received evidence to its reasonable satisfaction to such effect; and

          (v) Administrative Agent shall have received an Officer's Certificate of Company to the effect set forth in clauses (i)-(iv) above and stating that Company will proceed to consummate the Acquisition on the Effective Date.

     U. CONSOLIDATED TOTAL LEVERAGE RATIO. As of the Effective Date, Company's Consolidated Total Leverage Ratio for the four-fiscal quarter period most recently ended prior to the Effective Date (prepared in accordance with Regulation S-X under the Securities Act to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period and with such other adjustments reasonably satisfactory to Administrative Agent) be an amount which, when rounded to the nearest tenth, is no more than 5.6 to 1.0. Administrative Agent shall have received a certificate from the chief financial officer of Company as to the foregoing and demonstrating in reasonable detail the calculation of the Consolidated Total Leverage Ratio.

     V. NO DEFAULT. As of the Effective Date, no Potential Event of Default or Event of Default shall have occurred and be continuing or result from the consummation of the


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Transactions. Administrative Agent shall have received an Officer's Certificate as to the foregoing.

     W. LENDER CONSENT.

          (i) Administrative Agent and Existing Requisite Lenders (after giving effect to any assignments on the Effective Date) shall have executed this Agreement or otherwise consented in writing to the amendment and restatement of the Existing First Lien Credit Agreement on the terms and conditions set forth in this Agreement; and

          (ii) Each Increasing Revolving Lender and each New Revolving Lender shall have executed this Agreement.

     4.2  CONDITIONS TO ALL REVOLVING LOANS.

          The obligation of each Lender to make its Revolving Loans on each Funding Date are subject to the following conditions precedent:

     A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

     B. As of that Funding Date:

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth in this subsection 4.2B(i) shall be disregarded with respect to such representation and warranty, for purposes of this condition;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

          (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Revolving Loans to be made by it on that Funding Date; and


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          (v) Company shall have delivered such other certificates or documents that Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent.

     4.3  CONDITIONS TO LETTERS OF CREDIT.

          The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B (excluding clause (iii) thereof) shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES

          In order to induce Lenders to enter into this Agreement and to purchase and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

     5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

     A. ORGANIZATION AND POWERS. Each of Holdings and Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each of Holdings and Company has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

     B. QUALIFICATION AND GOOD STANDING. Each of Holdings and Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.


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     C. CONDUCT OF BUSINESS. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

     D. SUBSIDIARIES. All of the Subsidiaries of Holdings as of the Effective Date and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The Equity Interests of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Equity Interests constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth, as of the Effective Date, the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

     5.2  AUTHORIZATION OF BORROWING, ETC.

     A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

     B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

     C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the


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transactions contemplated by the Loan Documents do not and will not require any
Governmental Authorizations or notice to, or other action to, with or by, any Government Authority or registration, consent or approval or other action under any Healthcare Regulations, except for such Governmental Authorizations, registrations, consents, approvals or notices which will be obtained or taken on or before the Effective Date and the failure to obtain could not reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

     D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     E. HEALTHCARE AUTHORIZATIONS. Except in each case as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, all Healthcare Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any restrictions. Except in each case as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and none of Holdings or any of its Subsidiaries has received any written notice or other written communications from any Government Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Healthcare Authorizations, (ii) any violation by Holdings or any of its Subsidiaries of any applicable Law (including any Environmental Law or Healthcare Regulation) or
(iii) any other limitations on the conduct of business by Company or any of its Subsidiaries.

     F. VALID ISSUANCE OF HOLDINGS COMMON STOCK, HOLDINGS PREFERRED STOCK, SENIOR SUBORDINATED NOTES; BRIDGE FACILITY.

          (i) Holdings Common Stock and Holdings Preferred Stock. The Holdings Common Stock and Holdings Preferred Stock to be sold on or before the Effective Date, when issued and delivered, will be duly and validly issued, fully paid and nonassessable. The issuance and sale of such Holdings Common Stock and Holdings Preferred Stock, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

          (ii) Senior Subordinated Notes. This subsection 5.2F(ii) applies only if Company issues the Senior Subordinated Notes as of the Effective Date. Company has the corporate power and authority to issue the Senior Subordinated Notes. The Senior Subordinated Notes, when issued and paid for, will be legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting credits' rights generally or by equitable principles relating to enforceability. The Loans and all other monetary Obligations hereunder are and will be within the definition of "Senior Indebtedness" as such term is defined in the Senior Subordinated Note Indenture. The Senior Subordinated Notes,


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     when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

          (iii) Bridge Facility. This subsection 5.2F(iii) applies only if Company executes the Bridge Loan Agreement as of the Effective Date. Company has requisite power and authority to enter into the Bridge Facility. The Bridge Facility is a legally valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting credits' rights generally or by equitable principles relating to enforceability. The Loans and all other monetary Obligations hereunder are and will be within the definition of "Senior Indebtedness" as such term is defined in the Bridge Loan Agreement.

     5.3  FINANCIAL CONDITION.

          All financial statements delivered pursuant to subsection 4.1E(i) other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Company nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Effective Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Effective Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

     5.4  NO MATERIAL ADVERSE EFFECT; NO RESTRICTED JUNIOR PAYMENTS.

          Since December 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

     5.5  TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY.

     A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property),
(ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of


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such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

     B. REAL PROPERTY. As of the Effective Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

     C. INTELLECTUAL PROPERTY. As of the Effective Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal, state and foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries on the Effective Date are described on Schedule 5.5C annexed hereto.

     5.6  LITIGATION; ADVERSE FACTS.

          Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any Healthcare Authorizations or any applicable Laws (including Environmental Laws and Healthcare Regulations) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that,


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individually or in the aggregate, could reasonably be expected to result in a
Material Adverse Effect.

     5.7  PAYMENT OF TAXES.

          Except to the extent permitted by subsection 6.3, all material Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect and is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

     5.8  PERFORMANCE OF AGREEMENTS.

          Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

     5.9  GOVERNMENTAL REGULATION.

          Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     5.10 SECURITIES ACTIVITIES.

     A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.


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     5.11 EMPLOYEE BENEFIT PLANS.

     A. Company and each of its Subsidiaries are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan (other than a Multiemployer Plan), and have performed all their obligations in all material respects under each Employee Benefit Plan. Each Employee Benefit Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

     B. No ERISA Event has occurred or is reasonably expected to occur.

     C. Except to the extent required under Section 4980B of the Internal Revenue Code or other applicable Law, or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries.

     D. As of the date of the most recent actuarial valuation for any Pension Plan, the amount equal to the accrued liability, less the actuarial value of assets, of such Pension Plan (in each case, as determined under such actuarial valuation for funding purposes), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which the actuarial value of assets exceeds the accrued liability, as so determined), does not exceed $7,500,000.

     E. As of the date of the most recent actuarial valuation for each Multiemployer Plan for which the actuarial report is available, the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential withdrawal liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $7,500,000.

     5.12 CERTAIN FEES.

          Except for fees referred to in subsection 2.3B, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

     5.13 ENVIRONMENTAL PROTECTION.

          Except as set forth in Schedule 5.13 annexed hereto:

          (i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or


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     settlement agreement with any Person relating to (a) any Environmental Law,
     (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

          (ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section
     9604) or any comparable state law;

          (iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries;

          (iv) neither Company nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or disposal of Hazardous Materials at any Facility, and none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent except in the ordinary course of business and in compliance with applicable law;

          (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

     5.14 EMPLOYEE MATTERS.

          There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

     5.15 SOLVENCY.

          Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

     5.16 MATTERS RELATING TO COLLATERAL.

     A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken to date pursuant to subsections 4.1L, 4.1M, 6.8 and 6.9 of the Existing First Lien Credit Agreement and subsections 4.1J, 6.8 and 6.9 hereof and (ii) the delivery to Collateral Agent of any Pledged Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create or to continue in favor of Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral (except as


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indicated in the applicable Collateral Document), and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements and PTO filings delivered to Collateral Agent on the Closing Date for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

     B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent or Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

     C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Collateral Agent as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

     D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent or Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

     F. ACCOUNTS. The Accounts of Company and its Subsidiaries represent sales actually made in the ordinary course of business, and are, in all material respects, current and fully collectible net of reserves shown on the financial statements delivered to Administrative Agent pursuant to subsection 4.1E (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices). The Accounts have, in all material respects, been appropriately adjusted to reflect current reimbursement policies of Government Reimbursement Programs and Nongovernmental Payors. The Accounts, adjusted as set forth above, relating to third party payors, do not exceed in any material respects amounts Company reasonably believes it or a Subsidiary is entitled to receive, under any capitalization arrangement, fee schedule, discount formula, cost based reimbursement or other adjustment or limitation to the usual charges of Company and its Subsidiaries.


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     5.17 DISCLOSURE.

          No representation or warranty of Holdings or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document, Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document or information not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     5.18 SUBORDINATED INDEBTEDNESS.

          The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Subordinated Indebtedness.

     5.19 REPORTING TO IRS.

          Company does not intend to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation
Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof.

          Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or
Section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

     5.20 HEALTHCARE MATTERS.

          Company and each of its Subsidiaries has developed and implemented a Compliance Program. Neither Company nor any of its Subsidiaries (i) is a party to a corporate integrity agreement, (ii) has reporting obligations pursuant to a settlement agreement entered into with a Governmental Authority, (iii) to Company's best knowledge, has been the subject of any investigation conducted by any federal or state enforcement agency, (iv) to Company's best knowledge, has been a defendant in any qui tam/false claims act litigation and (v) has been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency, except in each case where such event or circumstance could not reasonably be expected to have Material Adverse Effect.


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     5.21 REIMBURSEMENT; NONGOVERNMENTAL PAYORS.

     A. The healthcare Facilities operated by Company and its Subsidiaries and the services provided at such Facilities are qualified for participation in the Government Reimbursement Programs, and Company and its Subsidiaries are entitled to reimbursement under the Government Reimbursement Programs for services rendered to qualified beneficiaries, and Company and its Subsidiaries and the healthcare Facilities operated by Company and its Subsidiaries comply in all material respects with the conditions of participation in all Government Reimbursement Programs and related contracts. Company and its Subsidiaries are in compliance in all material respects with contracts with Nongovernmental Payors and are entitled to reimbursement under such contracts.

     B. With respect to Government Reimbursement Programs and contracts with Nongovernmental Payors, (i) no notice of any offsets against future reimbursement has been received by Company or any of its Subsidiaries, nor to the knowledge of Company, is there any reasonable basis therefor, except with respect to offsets in the ordinary course of business that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments and/or cost reports, except such adjustments made in the ordinary course of business that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iii) neither Company nor any of its Subsidiaries has received notice of pending, threatened or possible suspension, exclusion, decertification or other loss of participation which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     5.22 FOREIGN ASSETS CONTROL REGULATIONS, ETC.

          Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate in any material respect the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079
(2001)) or (b) to its knowledge engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

     5.23 RELATED AGREEMENTS.

     A. DELIVERY OF RELATED AGREEMENTS. Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.


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     B. COMPANY'S WARRANTIES. Except to the extent otherwise set forth herein or in the schedules hereto, each of the representations and warranties given by Company in the Acquisition Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Effective Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth in the schedules to the Acquisition Agreement.

     C. WARRANTIES OF HOLDINGS AND MERGER SUB. Subject to the qualifications set forth therein, each of the representations and warranties given by Holdings and Merger Sub in the Acquisition Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Effective Date (or as of such earlier date, as the case may be).

     D. SURVIVAL. Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of Company set forth in subsections 5.23B and 5.23C shall, solely for purposes of this Agreement, survive the Effective Date for the benefit of Lenders.

SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS

          Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

     6.1  FINANCIAL STATEMENTS AND OTHER REPORTS.

          Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent:

          (i) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and


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     the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (ii) Monthly Financials: as soon as available and in any event within 30 days after the end of the first two months of each Fiscal Quarter the consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer, controller or treasurer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

          (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such Fiscal Quarter, all in reasonable detail and certified by the chief financial officer, controller or treasurer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer, controller or treasurer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods


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     indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to scope and, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (v) Pricing and Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 45th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

          (vi) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii), (iv) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, if requested by Administrative Agent (a) together with the first delivery of financial statements pursuant to subdivision (iii), (iv) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years


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     immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii), (iv) or (xiii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer, chief financial officer, controller or treasurer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

          (vii) Accountants' Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon (a) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (v) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (v) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (viii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

          (x) Litigation or Other Proceedings: (a) promptly upon any Officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any


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     Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders that, or (Y) any development in any Proceeding that, in any case could reasonably be expected to result in a Material Adverse Effect and:

               (1) with respect to (A) Company's or any of its Subsidiaries' qualification or right to participate in any Government Reimbursement Program, (B) the compliance or non-compliance by Company or any of its Subsidiaries with the terms or provisions of any Government Reimbursement Program or any contract with Nongovernmental Payor or
          (C) the right of Company or any of its Subsidiaries to receive or retain amounts received or due or to become due from any Government Reimbursement Programs or any Nongovernmental Payor, together with all other such Proceedings, has a reasonable possibility of giving rise to a Material Adverse Effect; or

               (2) with respect to any other matter which has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

               (3) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

          (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xii) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

          (xiii) Financial Plans: as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of


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     income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as Administrative Agent may reasonably request;

          (xiv) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

          (xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

          (xvi) Healthcare Compliance: Promptly upon any Officer of Company obtaining knowledge of (a) any material claim, audit or complaint received by Company or any of its Subsidiaries (excluding malpractice claims, routine or random audits and routine license and certification surveys, unless such surveys include a recommendation that the Government Reimbursement Program certification or license of a Facility should be terminated, revoked or suspended) by or on behalf of a Government Reimbursement Program, other Government Authority or a Nongovernmental Payor relating to the delivery of medical services and payment therefor or billing procedures, or (b) the suspension, termination, revocation, decertification, or restriction or proposed suspension, termination, revocation, decertification or restriction of any Healthcare Authorization by any Government Authority which could reasonably be expected to result in a Material Adverse Effect;

          (xvii) Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.22 reasonably requested by any Lender through Administrative Agent; and

          (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

          Information required to be delivered pursuant to subdivisions (ii)(a),
(iii)(a), (iv)(a), (iv)(c) and (ix) of this subsection 6.1 shall be deemed to have been delivered on the date on which Company provides notice to Lenders that such information has been posted on Company's Internet website at the website address listed on the signature page hereof or at another website identified in such notice and accessible to Lenders without charge; provided that Company shall deliver paper copies of such information to any Lender that requests such delivery.


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     6.2  EXISTENCE, HEALTHCARE AUTHORIZATIONS, ETC.

          Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times (i) preserve and keep in full force and effect its existence in the jurisdiction of organization specified on
Schedule 5.1 and all rights and franchises material to its business and (ii) maintain and keep in full force and effect its Healthcare Authorizations material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve or maintain any such right, franchise or Healthcare Authorization if the Governing Body of Company or such Subsidiary shall determine that the preservation or maintenance thereof is not longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

     6.3  PAYMENT OF TAXES AND CLAIMS; TAX.

     A. Holdings will, and will cause each of its Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including material claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a Tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

     B. Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Holdings or any of its Subsidiaries).

     6.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS.

     A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its


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

Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for business entities similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Collateral Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and (c) provide for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

     C. APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

          (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds, Company or such Subsidiary may retain and apply such business interruption proceeds for general corporate purposes. Upon receipt by Administrative Agent of any business interruption insurance proceeds, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent shall turnover such proceeds to Company to use for general corporate purposes.

          (ii) Other Net Insurance/Condemnation Proceeds. Upon receipt by Company or any of its Subsidiaries or by Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds other than from business interruption insurance:

               (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Administrative Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply any such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing (including replacing such assets by investing in a different geographical area) the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans as provided in subsection 2.4B; and

               (b) if at any time (1) an Event of Default or Potential Event of Default shall have occurred and be continuing or (2) Administrative Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with


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          such repair, restoration or replacement, (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds, together with funds otherwise available to Company for such purpose, or (C) that such repair, restoration or replacement cannot be completed within 270 days after the receipt by Company and/or Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

     6.5  INSPECTION RIGHTS; LENDER MEETING.

     A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender, at the expense of such Lender, to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

     B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

     6.6  COMPLIANCE WITH LAWS, ETC.

          Company shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable Laws (including all Environmental Laws and Healthcare Regulations), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     6.7  ENVIRONMENTAL MATTERS.

     A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent:

          (i) Environmental Audits and Reports. As soon as practicable following receipt thereof by Company or any of its Subsidiaries, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental


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     matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws and (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

          (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     B. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

          (i) Remedial Actions Relating to Hazardous Materials Activities. Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, permitting, abatement, cleanup, removal, remediation or other


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     response actions necessary to remove, remediate, clean up or abate any
     Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

          (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     C. PHASE I ENVIRONMENTAL REPORTS ON LEASEHOLD PROPERTIES. Upon the occurrence and during the continuation of any Event of Default and upon the request of Administrative Agent, Company shall promptly deliver to Administrative Agent a Phase I environmental assessment for any Leasehold Property which is occupied by Company or any of its Subsidiaries and which is subject to a Mortgage, which assessment (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted by one or more environmental consulting firms reasonably satisfactory to Administrative Agent and (c) is accompanied by an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in such Phase I environmental assessments as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim.

     6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE EFFECTIVE DATE.

     A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Domestic Subsidiary Company after the date hereof, Company will promptly notify Administrative Agent and Collateral Agent of that fact and (except in the case of a Joint Venture permitted pursuant to subsection 7.3(xii)) cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1J as well as lien searches, lien terminations, documents filed with any IP Filing Office, and, if requested by Administrative Agent, opinions of local counsel with respect to the creation and perfection of any security interests granted in favor of Collateral Agent and such other matters governed by the laws of the applicable jurisdiction regarding such security interests as Administrative Agent or Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent) as may be necessary or, in the reasonable opinion of Administrative Agent or Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a


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valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Equity Interests of such Person to, execute and deliver to Collateral Agent a supplement to the Security Agreement and to deliver to Collateral Agent all certificates representing such Equity Interests of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

     B. FOREIGN SUBSIDIARIES. In the event that any Person becomes a Foreign Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly owned by Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1J as well as lien searches, lien terminations, pledge agreements enforceable under local law, and, if requested by Administrative Agent, opinions of local counsel with respect to the creation and perfection of any security interests granted in favor of Collateral Agent and such other matters governed by the laws of the applicable jurisdiction regarding such security interests as Administrative Agent or Collateral Agent may reasonably request, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent) as may be necessary, or in the reasonable opinion of Administrative Agent or Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on 65% of the Equity Interests of such Foreign Subsidiary. To the extent no adverse tax consequences to Company would result therefrom, Company shall comply with subsection 6.8A with respect to any Person which becomes a Foreign Subsidiary of Company after the date hereof as if it were a Domestic Subsidiary.

     C. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) to the extent requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent and their counsel.

     6.9  MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

     A. ADDITIONAL MORTGAGES, ETC. From and after the Effective Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property with a value


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of more than $1,500,000 or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor (including any third party master lessor) or then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an "ADDITIONAL MORTGAGE," and together with all such Mortgages, the "ADDITIONAL MORTGAGES"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may be reasonably required by Administrative Agent or Collateral Agent.

     B. REAL ESTATE APPRAISALS. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser reasonably satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

     C. CONFORMING LEASEHOLD INTERESTS. If Company or any of its Subsidiaries acquires any Leasehold Property, Company shall, or shall cause such Subsidiary to, use its commercially reasonable efforts (without requiring Company or such Subsidiary to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pocket costs, including attorneys fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

     6.10 INTEREST RATE PROTECTION.

          Company shall maintain in effect each Interest Rate Agreement referenced in subsection 4.1K during its term.

     6.11 DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND CASH MANAGEMENT SYSTEMS; GOVERNMENT REIMBURSEMENT DEPOSIT ACCOUNTS.

     A. DEPOSIT ACCOUNTS AND CASH MANAGEMENT SYSTEMS.

          (i) Company shall, and shall cause each of its Domestic Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent. Company shall not permit any


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

     of such Deposit Accounts (other than Government Reimbursement Deposit Accounts) and Securities Accounts at any time to have a principal balance in excess of $100,000 unless Company or such Domestic Subsidiary, as the case may be, has (i) executed and delivered to Administrative Agent a Control Agreement, and (ii) taken all other steps necessary or, in the reasonable opinion of Administrative Agent or Collateral Agent, desirable to ensure that Collateral Agent has a perfected security interest in such Deposit Account; provided that, if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account or Securities Account to a Deposit Account or Securities Account, as applicable, maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement. Company shall not permit the aggregate amount on deposit in all Deposit Accounts of Company and of its Domestic Subsidiaries (other than Deposit Accounts maintained with Administrative Agent and Deposit Accounts with respect to which the depository institution has executed a Control Agreement) at any time to exceed $1,000,000.

          (ii) Holdings shall deliver to Administrative Agent a fully executed Control Agreement for each Deposit Account and Securities Account, if any, maintained by Holdings; provided that, if Holdings is unable to obtain a Control Agreement from the financial institution at which any such Deposit Account or Securities Account is maintained, Holdings shall, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account or Securities Account to a Deposit Account or Securities Account, as applicable, maintained at a financial institution from which Holdings can obtain a Control Agreement.

     B. GOVERNMENT REIMBURSEMENT DEPOSIT ACCOUNTS. With respect to each Government Reimbursement Deposit Account, Company shall, and shall cause each of its Domestic Subsidiaries to, (i) execute and deliver to Administrative Agent a Deposit Account Instruction Agreement and (ii) deposit therein only proceeds of receivables of Government Reimbursement Programs; provided that, if Company or such Domestic Subsidiary is unable to obtain a Deposit Account Instruction Agreement from the financial institution at which the Government Reimbursement Deposit Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Government Reimbursement Deposit Account to a Government Reimbursement Deposit Account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Deposit Account Instruction Agreement.

     6.12 RATINGS.

          Company shall maintain continually in effect the rating of the Loans by S&P and Moody's.


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

SECTION 7. NEGATIVE COVENANTS

          Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this
Section 7.

     7.1  INDEBTEDNESS.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Company may become and remain liable with respect to the Obligations;

          (ii) Company and its Domestic Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii) Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases incurred at the time of, or within ninety days after, the acquisition of the related property (it being understood that the completion of the construction or development of express recovery or similar units, additional beds at existing Facilities or new Facilities shall constitute the acquisition of property) aggregating not in excess of $15,000,000 at any one time; provided that the aggregate amount of Indebtedness represented by (x) Converted Capital Leases or (y) other Capital Leases that are assumed in connection with Permitted Acquisitions, shall not be included in calculating the aggregate amount of Indebtedness outstanding in respect of Capital Leases for the purposes of this subsection 7.1(iii) if, after giving effect to such conversion or assumption, Company is in Pro Forma Compliance with the maximum Consolidated Leverage Ratio permitted by subsection 7.6B less 0.25x;

          (iv) Company may become and remain liable with respect to Indebtedness to any Subsidiary, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

          (v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;


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

          (vi) Company may become and remain liable with respect to (x) the Bridge Facility or the Senior Subordinated Notes, provided that the proceeds of the Indebtedness incurred under this clause (x) shall be used solely, to repay in full Indebtedness under the Existing Second Lien Credit Agreement, including the payment of any prepayment premiums and to fund a portion of the Acquisition Financing Requirements; and (y) unsecured Subordinated Indebtedness on terms and conditions substantially the same as the Senior Subordinated Notes or otherwise reasonably satisfactory to Administrative Agent the proceeds of which shall be used solely to (1) refinance Indebtedness previously incurred under this subsection 7.1(vi),
     (2) refinance Indebtedness outstanding under this Agreement or (3) finance Permitted Acquisitions; provided that the maximum principal amount of Indebtedness permitted pursuant to this subsection 7.1(vi) at any time shall not exceed $300,000,000;

          (vii) Company or a Subsidiary of Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a direct or indirect wholly-owned Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition and the aggregate principal amount of such Indebtedness does not exceed (a) in the case of Capital Leases assumed in connection with any Permitted Acquisitions, $45,000,000 and an additional $20,000,000 of such Capital Leases, if after giving effect to the assumption of any such Capital Lease, the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, is equal to or less than 3:00:1.00 or (b) $5,000,000 with respect to any other such assumed Indebtedness;

          (viii) [intentionally omitted];

          (ix) Indebtedness of Company or any of its Subsidiaries in respect of insurance premiums payable to Fountain View Reinsurance, Inc. in an aggregate amount not to exceed $25,000,000;

          (x) Indebtedness of Company to directors, employees and officers of any Loan Party for the purpose of purchasing from such directors, employees and officers Equity Interest of Company; provided that the amount of the annual principal payments with respect to such Indebtedness, together with all Restricted Junior Payments made pursuant to subsection 7.5(ii)(d), shall not at any time exceed the amounts of Restricted Junior Payments permitted pursuant to subsection 7.5(ii)(d);

          (xi) Indebtedness of Company or any of its Subsidiaries to sellers in connection with an exercise of a purchase option under a lease with respect to any existing Facility or a Permitted Acquisition in an amount not to exceed 60% of the purchase price or total consideration paid with respect to such purchase option or Permitted Acquisition; provided that, except to the extent permitted by subsection 7.2A(vi), such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations (including any guaranty thereof) on terms and conditions reasonably satisfactory to Administrative Agent; and


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

          (xii) Company and its Domestic Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

     7.2  LIENS AND RELATED MATTERS.

     A. PROHIBITION ON LIENS. Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except, with respect to Company and its Subsidiaries:

          (i) Permitted Encumbrances;

          (ii) Liens securing Capital Leases permitted pursuant to subsection 7.1; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof;

          (iii) Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary, apply only to the assets so acquired and the proceeds thereof and are not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $5,000,000 at any time;

          (iv) Liens described in Schedule 7.2 annexed hereto;

          (v) [Intentionally omitted];

          (vi) Liens securing Indebtedness permitted to be incurred pursuant to subsection 7.1(xi) on the assets so acquired and the proceeds thereof; provided that the aggregate original principal amount of the Indebtedness so secured does not exceed $30,000,000; and

          (vii) Other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     Notwithstanding the foregoing, Holdings, Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC), other than Control Agreements entered into pursuant to subsection 6.11 or the Security Agreement.

     B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter


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

acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

     C. NO FURTHER NEGATIVE PLEDGES. Neither Holdings nor any of its Subsidiaries shall enter into any agreement (other than the Senior Subordinated
Note Indenture or an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale; or (ii) customary restrictions or conditions contained in any agreement, indenture or other instrument governing any Indebtedness permitted hereunder.

     D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Equity Interests owned by Holdings, Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings, Company or any other Subsidiary of Company, (iii) make loans or advances to Holdings, Company or any other Subsidiary of Company, or
(iv) transfer any of its property or assets to Holdings, Company or any other Subsidiary of Company, except (a) as provided in this Agreement, (b) customary restrictions or conditions contained in any agreement, indenture or other instrument governing any Indebtedness permitted hereunder and (c) as may be provided in an agreement with respect to an Asset Sale.

     7.3  INVESTMENTS; ACQUISITIONS.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Equity Interests of any Person, or any division or line of business of any Person except:

          (i) Holdings and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

          (ii) Holdings and its wholly-owned Domestic Subsidiaries may make and own equity Investments in their respective wholly-owned Domestic Subsidiaries;

          (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);


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

          (iv) Company and its Subsidiaries may (x) make Consolidated Capital Expenditures permitted by subsection 7.8, (y) enter into any Converted Capital Lease otherwise permitted pursuant to this Agreement and (z) exercise a purchase option under any lease with respect to any existing Facility, to the extent otherwise permitted under this Agreement;

          (v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

          (vi) Company and its Domestic Subsidiaries may (x) acquire assets (including Equity Interests and including Equity Interests of Subsidiaries formed in connection with any such acquisition), (y) incur construction and development costs and expenses in connection with the construction and development of express recovery or similar units or (z) incur construction and development costs and expenses in connection with the construction and development of addition beds at existing Facilities or the construction and development of new Facilities for a total consideration (including any Indebtedness that is assumed or repaid by Company or any of its Subsidiaries in connection with such acquisition) not in excess of $75,000,000 in any one Fiscal Year (and to the extent acquisitions, development or construction with a total consideration of less than $75,000,000 are made in any Fiscal Year, the excess of $75,000,000 over the total consideration for acquisitions, development or construction made in such Fiscal Year, not to exceed $25,000,000, may be used in the following Fiscal Year) and the sum of (A) $250,000,000 plus (B) 50% of the Consolidated Net Income of Holdings and its Subsidiaries for the period (taken as one accounting period) from January 1, 2006 to the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to subsection 6.1(iii) or 6.1(iv) minus (C) the aggregate amount of Investments made pursuant to subsection 7.3(xii); in the aggregate and continue to own such assets after the acquisition, development or construction thereof; provided that (i) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition, development or construction occurs or after giving effect thereto, (ii) Company shall, and shall cause its Domestic Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition, development or construction that results in a Person becoming a Subsidiary, (iii) at the time of and after giving effect to such acquisition, development or construction, Company is in Pro Forma Compliance with (a) the financial covenants contained in subsection 7.6 and (b) the maximum Consolidated Leverage Ratio permitted by subsection 7.6B less 0.25x, (iv) for any acquisition, development or construction with a value in excess of $5,000,000, prior to the consummation of such acquisition, development or construction, Company shall have delivered written notice thereof to Administrative Agent (which notice shall include a reasonably detailed description of such proposed acquisition, development or construction), together with the most recent audited financial statements, if available, of the seller or entity to be acquired and (v) for any acquisition, development or construction with a value in excess of $5,000,000, Company shall have delivered projections updating the Financial Plans delivered pursuant to subsection 6.1(xiii), which projections shall reflect Pro Forma Compliance by


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

     Company with the financial covenants contained in subsection 7.6 as of the last day of each of the four Fiscal Quarters ending immediately after such acquisition, development or construction;

          (vii) Company and its Domestic Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $15,000,000;

          (viii) Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries in connection with such officers' or employees' acquisition of shares of Holdings' Equity Interests, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (ix) Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

          (x) Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

          (xi) Company and its Subsidiaries may consummate the Merger in accordance with the terms and conditions of the Acquisition Agreement;

          (xii) Company and its Subsidiaries may make and own equity and debt Investments in domestic Joint Ventures in an aggregate amount at any time outstanding not to exceed $25,000,000 (it being agreed the amount of any investment "outstanding" shall not be reduced by any amount received in respect of such investment that is included in Consolidated EBITDA for any period); provided that, after giving effect to any such Investment, acquisitions made by Company and its Subsidiaries in reliance on subsection 7.3(vi) would not exceed the maximum dollar amount referenced in subsection 7.3(vi); and

          (xiii) Company or any of its Domestic Subsidiaries may, at any time on or before on or before March 31, 2006, acquire up to three Facilities in the Midwestern United States previously disclosed to Administrative Agent or Equity Interests in a Person owning up to three such Facilities for total consideration not in excess of $35,000,000; provided that (i) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs, (ii) Company shall, and shall cause its Domestic Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 to the extent the acquisition results in a Person becoming a Subsidiary, (iii) at the time of and after giving effect to the acquisition, Company's Consolidated Total Leverage Ratio for the most recently ended twelve month period prior to the consummation of the acquisition for which financial statements have been delivered pursuant to subsection 6.1(iii) or (iv) (prepared in accordance with Regulation S-X under the Securities Act to give pro forma effect to the Transactions and the acquisition as if


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

     they had occurred at the beginning of such four-fiscal quarter period and with such other adjustments reasonably satisfactory to Administrative Agent) be an amount which, when rounded to the nearest tenth, is no more than 5.7 to 1.0, (iv), prior to the consummation of the acquisition, Company shall have delivered the most recent audited financial statements, if available, of the seller or entity to be acquired and (v) Company shall have delivered projections updating the Financial Plans delivered pursuant to subsection 6.1(xiii), which projections shall reflect Pro Forma Compliance by Company with the financial covenants contained in subsection
     7.6 as of the last day of each of the four Fiscal Quarters ending immediately after the acquisition.

     7.4  CONTINGENT OBLIGATIONS.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

          (ii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection 6.10 and under other Hedge Agreements with respect to permitted Indebtedness;

          (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

          (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1; provided that any Contingent Obligations with respect to Indebtedness permitted pursuant to subsections 7.1(vi) or 7.1(xi) shall be subordinated to the Obligations (including any guaranty thereof) to the same extent as such Indebtedness is required to be so subordinated;

          (v) Company or any Subsidiary Guarantor may become and remain liable with respect to Contingent Obligations in respect of other obligations of Company, any other Subsidiary Guarantor or Fountain View Reinsurance, Inc. not prohibited by this Agreement;

          (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto; and

          (vii) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $2,000,000.


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

     7.5  RESTRICTED JUNIOR PAYMENTS.

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may (i) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.12A, (ii) make Restricted Junior Payments to Holdings (a) to the extent necessary to permit Holdings to pay actual general administrative costs and expenses, (b) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, (c) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, excluding the repurchases of Equity Interests described in clause (d) of this subsection 7.5, to permit Holdings to pay and Holdings may pay dividends on, repurchase or redeem its Equity Interests in an amount not to exceed the amount of Consolidated Excess Cash Flow for the immediately preceding Fiscal Year not otherwise required to applied as a mandatory prepayment pursuant to subsection 2.4B(iii)(e); provided that the Consolidated Leverage Ratio as of the last day of the Fiscal Quarter immediately preceding such payment, repurchase or redemption is less than 3.50:1.00, (d) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, to allow Holdings to repurchase and Holdings may repurchase its Equity Interests owned by directors, officers and employees of Holdings or its Subsidiaries or make payments to directors, officers and employees of Holdings or its Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management or other incentive plans or in connection with the death or disability of such directors, officers and employees in an aggregate amount, together with principal payments on Indebtedness permitted pursuant subsection 7.1(x), not to exceed $1,000,000 in any Fiscal Year and (e) of a portion of the proceeds of the Senior Subordinated Notes or the Bridge Facility, as applicable, for use by Holdings to fund a portion of the Acquisition Financing Requirements, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (iii) repay Subordinated Indebtedness (including the Senior Subordinated Notes or the Bridge Facility, as applicable) with the proceeds of other Subordinated Indebtedness permitted to be incurred pursuant to subsection 7.1(vi) and (iv) repay the Bridge Facility with Net Securities Proceeds from the issuance of any Equity Interests of Holdings or any of its Subsidiaries.

     7.6  FINANCIAL COVENANTS.

     A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio, calculated on a Pro Forma Basis, of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:


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

                     MINIMUM INTEREST
      PERIOD          COVERAGE RATIO
      ------         ----------------
March 31, 2006           1.75:1.00
June 30, 2006            1.65:1.00
September 30, 2006       1.60:1.00
December 31, 2006        1.60:1.00

March 31, 2007           1.65:1.00
June 30, 2007            1.70:1.00
September 30, 2007       1.75:1.00
December 31, 2007        1.75:1.00

March 31, 2008           1.85:1.00
June 30, 2008            1.85:1.00
September 30, 2008       1.85:1.00
December 31, 2008        1.85:1.00

March 31, 2009           2.00:1.00
June 30, 2009            2.00:1.00
September 30, 2009       2.00:1.00
December 31, 2009        2.00:1.00

March 31, 2010           2.10:1.00
June 30, 2010            2.10:1.00
September 30, 2010       2.10:1.00
December 31, 2010        2.10:1.00

March 31, 2011           2.10:1.00
June 30, 2011            2.10:1.00
September 30, 2011       2.10:1.00
December 31, 2011        2.10:1.00

March 31, 2012           2.10:1.00
June 30, 2012            2.10:1.00
September 30, 2012       2.10:1.00
December 31, 2012        2.10:1.00

     B. MAXIMUM LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of each Fiscal Quarter ending on the dates set forth below to exceed the correlative ratio indicated:


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

      PERIOD         MAXIMUM LEVERAGE RATIO
      ------         ----------------------
March 31, 2006              6.50:1.00
June 30, 2006               6.50:1.00
September 30, 2006          6.50:1.00
December 31, 2006           6.50:1.00

March 31, 2007              6.25:1.00
June 30, 2007               6.25:1.00
September 30, 2007          6.25:1.00
December 31, 2007           6.00:1.00

March 31, 2008              5.50:1.00
June 30, 2008               5.50:1.00
September 30, 2008          5.50:1.00
December 31, 2008           5.50:1.00

March 31, 2009              5.00:1.00
June 30, 2009               5.00:1.00
September 30, 2009          5.00:1.00
December 31, 2009           5.00:1.00

March 31, 2010              4.50:1.00
June 30, 2010               4.50:1.00
September 30, 2010          4.50:1.00
December 31, 2010           4.50:1.00

March 31, 2011              4.50:1.00
June 30, 2011               4.50:1.00
September 30, 2011          4.50:1.00
December 31, 2011           4.50:1.00

March 31, 2012              4.50:1.00
June 30, 2012               4.50:1.00
September 30, 2012          4.50:1.00
December 31, 2012           4.50:1.00

     7.7  RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings, Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as


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

lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Equity Interests of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

          (i) any Subsidiary of Company may be merged or consolidated with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, sub-leased, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

          (ii) Company and its Subsidiaries may convey, sell, transfer or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

          (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

          (iv) Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $10,000,000 in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) not less than 75% of the consideration received shall be Cash or Cash Equivalents, provided, however, that in the case of any Asset Sale to a domestic Joint Venture permitted pursuant to subsection 7.3(xii), the amount of the Investment therein received or retained by Company and its Subsidiaries in consideration of such Asset Sale shall be treated as Cash solely for purposes of satisfying this requirement, (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

          (v) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

          (vi) Company or a Subsidiary may sell or dispose of shares of Equity Interests of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

          (vii) any Person (other than Holdings) may be merged with or into Company or any Subsidiary if the acquisition of the Equity Interests of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a


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

     Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

          (viii) Company or any Subsidiary may sell or dispose of all or any portion of the assets, or the Equity Interests of the Subsidiaries that own the assets, related to the pharmacy or therapy business of Company and its Subsidiaries; provided that the proceeds of such asset sales are applied as required pursuant to subsection 2.4B(iii);

          (ix) the Acquisition may occur in accordance with the terms and conditions of the Acquisition Agreement.

     7.8  CONSOLIDATED CAPITAL EXPENDITURES.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, make or incur Consolidated Capital Expenditures in any Fiscal Year in an aggregate amount in excess of 2.50% of Consolidated Revenues of Holdings and its Subsidiaries for the immediately preceding Fiscal Year (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT"); provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year; provided, further that all Consolidated Capital Expenditures made or incurred in any Fiscal Year shall be deemed to have first been made out of any excess Maximum Consolidated Capital Expenditures Amounts carried over from a prior Fiscal Year prior to having been made from the permitted Maximum Consolidated Capital Expenditures Amount for such Fiscal Year and in no event shall any unused amount of a previously carried over excess Maximum Consolidated Capital Expenditures Amount be carried over into a succeeding Fiscal Year.

     7.9  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Holdings or Company or with any Affiliate of Holdings or Company or of any such holder, on terms that are less favorable to Holdings, Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, or (iii) payments of management fees to Onex or any Affiliate of Onex in an amount not to exceed $500,000 per Fiscal Year, provided that if an Event of Default shall occur, then no payment of such fees shall be permitted for so long as such Event of Default shall be continuing, it being agreed that any amount of such fees which accrues while such Event of Default exists may be paid to Onex


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

and/or its Affiliates, as applicable, when such Event of Default is fully cured (and no other Event of Default then exists).

     7.10 SALES AND LEASE-BACKS.

          Neither Holdings nor Company shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

     7.11 CONDUCT OF BUSINESS.

          From and after the Effective Date Holdings shall not (i) own any assets other than the Equity Interests of its Subsidiaries and (ii) engage in any business other than (a) activities related to or incidental to the ownership of the assets referenced in the foregoing clause (i) and (b) entering into and performing its obligations under and in accordance with the Loan Documents to which it is a party.

          From and after the Effective Date, Holdings shall not permit any of its Subsidiaries to engage in any business other than (i) the businesses engaged in by such Subsidiaries on the Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

     7.12 AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS; AMENDMENTS OR WAIVERS OF RELATED AGREEMENTS; DESIGNATION OF DESIGNATED SENIOR INDEBTEDNESS.

     A. AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to Company or Lenders.

     B. AMENDMENTS OR WAIVERS OF RELATED AGREEMENTS. Neither Company nor any of its Subsidiaries will agree to any amendment to, or waive any of its rights under, any Related Agreement (other than any agreement evidencing or governing any Subordinated Indebtedness), if such amendment or waiver would materially increase the obligations of Company or any of its Subsidiaries thereunder or confer additional rights on the other parties thereto or on the holders thereunder in a manner materially adverse to Holdings or any of its Subsidiaries or the Lenders, after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

     C. DESIGNATION OF "DESIGNATED SENIOR INDEBTEDNESS." Company shall not designate any Indebtedness as "Designated Senior Indebtedness" (as defined in the Senior Subordinated Note Indenture) for purposes of the Senior Subordinated
Note Indenture without the prior written consent of Requisite Lenders.

     7.13 FISCAL YEAR.

          Company shall not change its Fiscal Year-end from December 31.

     7.14 GOVERNMENT REIMBURSEMENT DEPOSIT ACCOUNTS.

          Company shall not, and shall not permit any of or any of its Subsidiaries, to (i) make any withdrawal from a Deposit Account for which a Deposit Account Instruction Agreement has been entered into, or (ii) change the payment instructions in a Deposit Account Instruction Agreement or (iii) terminate a Deposit Account Instruction Agreement, in each case, without the written consent of Administrative Agent; provided that each such action shall be permitted in connection with the transfer of the cash management operations of Company to a new financial institution that, prior to such action, enters into Deposit Account Instruction Agreements reasonably satisfactory to Administrative Agent and Collateral Agent.

SECTION 8. EVENTS OF DEFAULT

          If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

     8.1  FAILURE TO MAKE PAYMENTS WHEN DUE.

          Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay


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

any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

     8.2  DEFAULT IN OTHER AGREEMENTS.

          (i) Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $7,500,000 or more or with an aggregate principal amount of $7,500,000 or more, in each case beyond the end of any grace period provided therefor; or

          (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

     8.3  BREACH OF CERTAIN COVENANTS.

          Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

     8.4  BREACH OF WARRANTY.

          Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

     8.5  OTHER DEFAULTS UNDER LOAN DOCUMENTS.

          Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 45 days (except for defaults with respect to the terms contained in subsections 6.1(ii), (iii), (iv) and (xiii), for which such period shall be 30 days) after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or


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

     8.6  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

          (ii) an involuntary case shall be commenced against Holdings, Company or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

     8.7  VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) Holdings, Company or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or

          (ii) Holdings, Company or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause
     (ii); or

     8.8  JUDGMENTS AND ATTACHMENTS.

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $7,500,000 or (ii) in the aggregate at any time an amount in excess of $7,500,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage,


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

shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

     8.9  DISSOLUTION.

          Any order, judgment or decree shall be entered against Holdings, Company or any of its Material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

     8.10 EMPLOYEE BENEFIT PLANS.

          There shall occur one or more ERISA Events that, individually or in the aggregate, result in or would reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $7,500,000 during the term of this Agreement; or, as of the date of the most recent actuarial valuation of any Pension Plan, there shall exist an amount equal to the accrued liability, less the actuarial value of assets, of such Pension Plan (in each case, determined under such actuarial valuation for funding purposes), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which the actuarial value of assets exceeds the accrued liability, as so determined), which exceeds $7,500,000; or

     8.11 CHANGE IN CONTROL.

          A Change in Control shall have occurred; or

     8.12 INVALIDITY OF LOAN DOCUMENTS; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

          At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

     8.13 FAILURE TO MAINTAIN HEALTHCARE AUTHORIZATIONS.

          Any Government Authority shall finally revoke or fail to renew any Healthcare Authorization of Company or one of its Subsidiaries or Company or one of its Subsidiaries shall for any reason lose any Healthcare Authorization or suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise which event, either individually or in the aggregate for all such events, could reasonably be expected to have a Material Adverse Effect; or

     8.14 CONDUCT OF BUSINESS BY HOLDINGS.

          Holdings shall (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Related Agreements to which it is a party or (ii) own any assets other than (a) Equity Interests in Company and (b) Cash and Cash Equivalents for the purpose of paying general operating expenses of Holdings or (iii) have any Indebtedness other than its obligations under the Holdings Security Agreement; or

     8.15 AMENDMENT OF CERTAIN DOCUMENTS OF HOLDINGS.

          Holdings shall agree to any amendment to, or waive any of its rights under, the Acquisition Agreement or the Holdings Certificate of Designations, if such amendment or waiver would materially increase the obligations of Holdings thereunder or confer additional rights on the other parties thereto or on the holders thereunder in a manner materially adverse to Holdings, any of its Subsidiaries or the Lenders, in each case without obtaining the prior written consent of Requisite Lenders to such amendment or waiver:

          THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, (ii) upon the occurrence and during the continuation of any Event of Default, Administrative Agent may (and at the written request of Requisite Class Lenders for Lenders having Revolving Loan Exposure shall), without notice, suspend all Revolving Loan borrowings with respect to additional Revolving Loans and/or the incurrence of additional Letters of Credit, whereupon any additional Revolving Loans and/or additional Letters of Credit shall be made or incurred in Administrative Agent's sole discretion (or in the sole discretion of Requisite Class Lenders for Lenders having Revolving Loan Exposure, if such suspension occurred at their direction), and (iii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the


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

right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

          Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

          Company hereby further expressly waives (a) all rights to notice and a hearing prior to Administrative Agent's or Collateral Agent's taking possession or control of, or to Administrative Agent's or Collateral Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Administrative Agent or Collateral Agent to exercise any of their remedies, and (b) the benefit of all valuation, appraisal, marshaling and exemption laws.

SECTION 9. ADMINISTRATIVE AGENT AND COLLATERAL AGENT

     9.1  APPOINTMENT.

     A. APPOINTMENT OF ADMINISTRATIVE AGENT AND COLLATERAL AGENT. CS is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, as applicable. Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby authorizes Administrative Agent and Collateral Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent and Collateral Agent agree to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. Except as expressly provided in this Section 9, the provisions of this Section 9 are solely for the benefit of Administrative Agent, Collateral Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

     B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it or Collateral Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being


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

referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

          In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent or Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by Administrative Agent, Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections
10.2 and 10.3 that refer to Administrative Agent or Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent or Collateral Agent shall be deemed to be references to Administrative Agent, Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

          Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

     C. CONTROL. Each Lender, Administrative Agent and Collateral Agent hereby appoint each other Lender as agent for the purpose of perfecting Collateral Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

     9.2  POWERS AND DUTIES; GENERAL IMMUNITY.

     A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent and Collateral Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent and/or Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent and Collateral Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent and Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent and Collateral Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan


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Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent or Collateral Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

     C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).


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     D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

     9.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

          Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

     9.4  RIGHT TO INDEMNITY.

          Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, Collateral Agent, Issuing Lender and Swing Line Lender and each of their officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender, in their capacities as such, or such other Person in exercising their powers, rights and remedies hereunder or performing their duties hereunder or under the other Loan Documents or otherwise in their capacities as Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender, as applicable, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender resulting solely from such Person's gross negligence or willful misconduct as determined by a


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final judgment of a court of competent jurisdiction. If any indemnity furnished to Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender or any other such Person for any purpose shall, in the opinion of Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender, as applicable, be insufficient or become impaired, Administrative Agent, Collateral Agent, Issuing Lender or Swing Line Lender, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

     9.5 RESIGNATION OF AGENTS; SUCCESSOR ADMINISTRATIVE AGENT, COLLATERAL AGENT AND SWING LINE LENDER.

     A. RESIGNATION; SUCCESSOR ADMINISTRATIVE AGENT OR COLLATERAL AGENT. Any Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent or Collateral Agent, Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable, reasonably acceptable to Company. If no such successor shall have been so appointed by Requisite Lenders and consented to by Company and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, the retiring Administrative Agent or Collateral Agent, as applicable, may, on behalf of Lenders, appoint a successor Administrative Agent or Collateral Agent, respectively, without the further consent of Requisite Lenders or Company. If Administrative Agent or Collateral Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent or Collateral Agent, as the case may be, such resignation shall nonetheless become effective in accordance with Administrative Agent's or Collateral Agent's notice and (i) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Collateral Agent will continue to be held by it until a Person shall have accepted the appointment of successor Collateral Agent, and
(ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as applicable, shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent or Collateral Agent and Company shall consent to such appointment in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Administrative Agent or Collateral Agent, that successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

     B. SUCCESSOR SWING LINE LENDER. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of CS or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event
(i) Company shall prepay any outstanding Swing Line Loans


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made by the retiring Administrative Agent in its capacity as Swing Line Lender,
(ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

     9.6 COLLATERAL DOCUMENTS, SUBSIDIARY GUARANTY AND TERMINATION OF INTERCREDITOR AGREEMENT.

          Each Lender (which term shall include, for purposes of this subsection 9.6, any Swap Counterparty) hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party, to be the agent for and representative of Lenders under the Subsidiary Guaranty and to terminate the Intercreditor Agreement, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or
(ii) release or subordinate any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to
(a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Equity Interests of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Collateral Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2A (excluding Liens described in clause (vii) thereof); provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral


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sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

          Without derogating from any other authority granted to Administrative Agent or Collateral Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Collateral Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Equity Interests of all existing and future first-tier Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant in a jurisdiction, as agent and trustee, with the effect that Lenders each become a beneficiary of a trust and Collateral Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (ii) appoints Collateral Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder. With respect to each such pledge agreement, Collateral Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender

     9.7  DUTIES OF OTHER AGENTS.

          To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

     9.8  ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings or any of the Subsidiaries of Holdings, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

          (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;


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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

          Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

     10.1 SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

     A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent, Collateral Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     B. ASSIGNMENTS.

          (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan


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     Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $2,500,000, in the case of any assignment of a Revolving Loan, or $1,000,000, in the case of any assignment of a Term Loan, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consent (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or Commitments assigned and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loans or Letter of Credit participations shall be made only as an assignment of the same proportionate part of the assigning Lender's Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) Administrative Agent, and if no Event of Default has occurred and is continuing, Company, and, in the case of the assignment of Revolving Loans or Revolving Loan Commitments, any Issuing Lender and Swingline Lender, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided that, (I) with respect to the Term Loans, in the case of an assignment to an Eligible Assignee, no consent of Company shall be required, (II) with respect to the Revolving Loans and Revolving Loan Commitments, no consent of Company shall be required in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender and (III) no consent of Company shall be required in connection with any assignment relating to the primary allocation or syndication of the Loans and Commitments by CS to Eligible Assignees that are either organized under the laws of the United States or are qualified to do business in one or more states of the United States.

               Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and


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     be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

          (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

          (iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent or the electronic settlement system used in connection with any such assignment) unless such consent is expressly refused by Company prior to such fifth Business Day.


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          (iv) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "GRANTING LENDER") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This subsection 10.1B(iv) may not be amended without the written consent of the SPC.

     C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent, Collateral Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation, (ii) a reduction of the principal amount of, or the rate of interest payable on, or any fees with respect to, any Loan


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allocated to such participation, (iii) the release of all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty or the release of any Lien granted in favor of Collateral Agent with respect to all or substantially all of the Collateral, or (iv) the increase in the commitment allocated to any such Participant. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company's prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender.

     D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time (1) pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank and (2) transfer its rights to receive payments hereunder to one or more of its Affiliates; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment, pledge or transfer and (ii) in no event shall any assignee, pledgee or transferee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. INFORMATION. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

     F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.


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     10.2 EXPENSES.

          Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable costs and expenses of Administrative Agent in the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Agents (including reasonable allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent, Collateral Agent and of counsel providing any opinions that Administrative Agent, Collateral Agent or Requisite Lenders may reasonably request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under subsection 6.9B and any environmental audits or reports provided for under subsection 6.9A; (vi) all reasonable costs and expenses incurred by Collateral Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable costs and expenses incurred by Administrative Agent and Lead Arranger in connection with the syndication of the Commitments; (viii) all reasonable costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent or Collateral Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all reasonable costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

     10.3 INDEMNITY.

          In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend


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(subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless
Agents and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors, successors and assigns, controlling persons, members, Affiliates and other representatives of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this subsection 10.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Company, any equity holders or creditors of Company, or an Indemnitee, whether or not an Indemnitee is otherwise a party thereto and whether or not any aspect of the Transactions or payment of the Acquisition Transaction Costs are consummated.

          As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), reasonable costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including reasonable allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, foreign assets control executive orders and regulations of the Treasury Department, and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.


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          To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

          Company hereby agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Company or any of its Subsidiaries or Affiliates or to equity holders or creditors of Company arising out of, related to or in connection with any aspect of the Transactions, except only for direct (as opposed to special, indirect, consequential or punitive) damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee's gross negligence or willful misconduct.

     10.4 SET-OFF.

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party then due and owing to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder and although said obligations and liabilities, or any of them, may be contingent or unmatured.

     10.5 RATABLE SHARING.

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless


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such proportionately greater payment is required by the terms of this Agreement,
(i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

     10.6 AMENDMENTS AND WAIVERS.

          No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

               (a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan,
          (3) postpone the date on which any interest or any fees are payable,
          (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee,
          (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving


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          Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

               (b) each Lender, (1) change in any manner the definition of "Class" or the definition of "Pro Rata Share" or the definition of "Requisite Class Lenders" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders),
          (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders,
          (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Collateral Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Holdings Security Agreement or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6.

          In addition, no amendment, modification, termination or waiver of any provision (i) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (ii) of
Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iii) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent or Collateral Agent, as applicable, shall be effective without the written concurrence of Administrative Agent or Collateral Agent, as applicable, (iv) of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (iv)); (v) of
Section 8 that has the effect of obligating Revolving Lenders to make Revolving Loans during the occurrence and continuation of an Event of Default shall be effective without the written concurrence of Requisite Class Lenders having Revolving Loan Exposure; (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender; and (vii) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

          Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that


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Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

     10.7 INDEPENDENCE OF COVENANTS.

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

     10.8 NOTICES; EFFECTIVENESS OF SIGNATURES.

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection
6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in 'PDF' format by electronic mail; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.


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     10.9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

     10.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

          No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     10.11 MARSHALLING; PAYMENTS SET ASIDE.

          Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     10.12 SEVERABILITY.

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.


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     10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE
          WAIVER.

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

     10.14 RELEASE OF SECURITY INTEREST OR GUARANTY.

          Upon the proposed sale or other disposition (other than the Acquisition) of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Equity Interests of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Collateral Agent, such Loan Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Equity Interests subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Equity Interests being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at such Loan Party's expense, so long as Collateral Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Equity Interests constitutes an Asset Sale, shall have received evidence reasonably satisfactory to it that arrangements reasonably satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.


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

     10.15 APPLICABLE LAW.

          THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

     10.16 CONSTRUCTION OF AGREEMENT; NATURE OF RELATIONSHIP.

          Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

     10.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER

     COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

     10.18 WAIVER OF JURY TRIAL.

          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     10.19 CONFIDENTIALITY.

          Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by Holdings and Company that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority having jurisdiction over such Lender, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Holdings or Company, (g) with the consent of Holdings and Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Holdings and Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary "tombstone" advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

          Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

     10.20 COUNTERPARTS; EFFECTIVENESS.

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

     10.21 AMENDMENT AND RESTATEMENT; RELEASES

          A. AMENDMENT AND RESTATEMENT.

          On the Effective Date upon satisfaction of the conditions set forth in subsection 4.1 hereof, the Term Loans, Revolving Loan Commitments, Revolving Loans, Letter of Credit participations, in each case, under the Existing First Lien Credit Agreement shall thereupon be immediately amended and restated in their entirety as Term Loan Commitments, Term Loans, Revolving Loan Commitments, Revolving Loans and, Letter of Credit participations hereunder and shall be governed by the terms of this Agreement all as more particularly described herein. The Lenders are not subject to or bound by any of the terms or provisions of the Existing First Lien Credit Agreement. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing, or termination of any of the obligations of Company under the Existing First Lien Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement and the Notes with only the terms being modified from and after the Effective Date as provided in this Agreement, the Notes and the other Loan Documents. In addition, this Agreement shall not release, limit or impair in any way the priority of any security interests and liens held by Administrative Agent and Collateral Agent for the benefit of the Lenders against any assets of Company or any of Company's Subsidiaries arising under the Existing First Lien Credit Agreement or the other Existing First Lien Loan Documents. In the event that the Effective Date does not occur on or before February 10, 2006, the Existing First Lien Credit Agreement shall continue in full force and effect and this Agreement shall be null and void and of no force and effect.

          B. RELEASE.

          (i) Company hereby acknowledges and agrees that, as of the Effective Date, no right of offset, defense, counterclaim, claim, causes of action or objection in favor of Company or any Loan Party against the Lenders (including all lenders prior to the Effective Date) or Administrative Agent, any other Agent or the Issuing Lender exists arising out of or with respect to (x) the Obligations, this Agreement, any of the other Loan Documents, the Existing First Lien Credit Agreement or any other Existing First Lien Loan Documents; (y) any other documents evidencing, securing or in any way relating to the foregoing, or (z) the administration or funding of the Loans, the Term Loan Commitment, the Revolving Loan Commitment or the issuance of Letters of Credit.

          (ii) Company hereby expressly waives, releases and relinquishes any and all offsets, defenses, claims, counterclaims, causes of action or objections, if any, against such Lenders, Administrative Agent, the other Agents or the Issuing Lender, whether known or unknown, both at law and in equity, only to the extent arising out of any matter, cause or event occurring prior to the effectiveness of this amended and restatement.

          (iii) Company for itself, each other Loan Party and their respective successors and assigns in interest and any person that may derivatively or otherwise assert a claim through or by any of the foregoing to the fullest extent permitted by applicable law (collectively, the "RELEASORS") waives and releases against Agents and each Lender and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (collectively, the "RELEASEES"), and covenants not to commence or pursue any litigation or action, claims, demands, causes of action, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, setoffs, recoupments, counterclaims, defenses, expenses, damages and/or judgments, whatsoever in law or in equity (whether matured, unmatured, contingent or non-contingent) that (x) arose prior to the effectiveness of this amendment and restatement or arose out of any matter, cause or event that occurred prior to the effectiveness of this amendment and restatement and (y) relate in any way, either directly or indirectly, to this Agreement, any Loan Documents, the transactions contemplated thereby or any action by Agents, Lenders or any other Releasee in any way related thereto, whether known or unknown, which each of the Releasors had or now has. Company hereby agrees that federal or state laws, rights, rules or legal principles of any other jurisdiction which may be applicable thereto, to the extent that they apply to the matters released hereby, are knowingly and voluntarily waived and relinquished by such Releasors, to the full extent that such rights and benefits pertaining to the matters released herein may be waived, and Company hereby agrees and acknowledges that this waiver is an essential term of this Agreement, without which Agents and Lenders would not have entered into this Agreement. Company represents and warrants that it has not transferred, assigned, pledged or otherwise conveyed any of its right, title or interest in any matter released hereby to any other Person. In connection with the release in this Agreement, Company acknowledges that it is aware it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which such Loan Parties now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Company's intent in executing this Agreement to fully, finally and forever release and settle such matters. In making this release, Company has consulted with counsel concerning the effect thereof.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                        COMPANY:

                                        SKILLED HEALTHCARE GROUP, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name: Roland G. Rapp
                                        Title: Chief Administrative Officer

                                        Notice Address:
                                           27442 Portola Parkway, Suite 200
                                           Foothill Ranch, CA 92610
                                           Attention:
                                                      --------------------------
                                           Facsimile:
                                                      --------------------------

                                        HOLDINGS:

                                        SHG HOLDING SOLUTIONS, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Name: [Roland G. Rapp]
                                        Title: [Chief Administrative Officer]

                                        Notice Address:
                                           27442 Portola Parkway, Suite 200
                                           Foothill Ranch, CA 92610
                                           Attention:
                                                      --------------------------
                                           Facsimile:
                                                      --------------------------

                                        LENDERS:

                                        CREDIT SUISSE,
                                        Cayman Islands Branch (formerly known as
                                        Credit Suisse First Boston, acting
                                        through its Cayman Islands Branch),
                                        individually as a Lender and as
                                        Administrative Agent


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Notice Address:
                                           Eleven Madison Avenue, OMA-2
                                           New York, New York 10010
                                           Attention: Mark Waldron
                                           Facsimile: (212) 325-8304

                                        Payment Instructions:
                                           Bank of New York
                                           ABA 021000018
                                           A/C Name: CS Agency Cayman Account
                                           A/C Number: 8900492627
                                           Reference: [__________]

                                        [LENDER NAME],
                                        as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Notice Address:

                                           -------------------------------------

                                           -------------------------------------
                                           Attention:
                                                      --------------------------
                                           Facsimile:
                                                      --------------------------

                                  SCHEDULE 2.1

                       LENDERS' REVOLVING LOAN COMMITMENTS

         Revolving Loan Commitment   Revolving Loan Commitment
           prior to effectiveness       after effectiveness
Lender        of this Agreement          of this Agreement
------   -------------------------   -------------------------
                   $_____                     $_____
                   ------                     ------
TOTAL              $_____                     $_____


                           Schedule 2.1-1